UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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THE INTERPUBLIC GROUP OF COMPANIES, INC.
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The Interpublic Group of Companies, Inc.

1114 Avenue of the Americas, New York, NY 10036

April 12, 2013

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of The Interpublic Group of Companies, Inc., to be held at 9:30 A.M. Eastern Time, on Thursday, May 23, 2013. The meeting will be held in the McGraw-Hill Building, 1221 Avenue of the Americas, New York, New York.

This year, we are pleased to once again use the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials on the Internet. As a result, we are mailing to many of our shareholders a notice of the on-line availability of our proxy materials instead of a paper copy of this proxy statement and our 2012 Annual Report. The notice contains instructions on how to access those documents online. The notice also contains instructions on how each of those shareholders can request a paper copy of our proxy materials, including this proxy statement, our 2012 Annual Report and a form of proxy card or voting instruction card. This distribution method conserves natural resources and reduces the costs of printing and distributing our proxy materials.

The business to be considered is described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. In addition to these matters, we will present a report on the state of our Company.

We hope you will be able to attend.

Sincerely,

Michael I. Roth

Chairman of the Board

and Chief Executive Officer

The Interpublic Group of Companies, Inc.

1114 Avenue of the Americas

New York, NY 10036

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

Date:	Thursday, May 23, 2013

Time:	9:30 AM

Place:	McGraw-Hill Building 1221 Avenue of the Americas New York, New York

At the 2013 Annual Meeting, shareholders will act upon the following matters:

1.	Election of the nine directors listed on pages 5-9 of the enclosed Proxy Statement;

2.	Confirmation of the appointment of PricewaterhouseCoopers LLP as Interpublic’s independent registered public accounting firm for the year 2013;

3.	An advisory vote to approve named executive officer compensation;

4.	Consideration of a shareholder proposal entitled “Annual Disclosure of EEO-1 Data”;

5.	Consideration of a shareholder proposal entitled “Limit Accelerated Executive Pay”; and

6.	Transaction of such other business as may properly come before the meeting and any adjournment thereof.

Information about the foregoing matters to be voted upon at the Annual Meeting is contained in the Proxy Statement.

The close of business on March 27, 2013 has been designated as the record date for the determination of shareholders entitled to notice of and to vote at this meeting and any adjournment thereof.

Shareholders will need to present a valid photo identification to be admitted to the Annual Meeting. Please note that the use of photographic and recording devices is prohibited at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholders Meeting to be held on May 23, 2013.

Interpublic’s 2013 Proxy Statement and 2012 Annual Report are available electronically at

http://www.interpublic.com

By Order of the Board of Directors,

Andrew Bonzani

Senior Vice President, General Counsel & Secretary

Your vote is important! Whether or not you plan to attend the meeting in person, please take a moment to vote by Internet, telephone or completing a proxy card as described in the How Do I Vote section of this document. Your prompt cooperation will save Interpublic additional solicitation costs.

You may revoke your proxy as described in the How Can I Revoke My Proxy or Change My Vote section of this document if you decide to change your vote or if you decide to attend the meeting and vote in person.

Dated: April 12, 2013

THE INTERPUBLIC GROUP OF COMPANIES, INC.

PROXY STATEMENT

GENERAL INFORMATION

The Board of Directors of The Interpublic Group of Companies, Inc. (“Interpublic”, “IPG”, the “Company”, “us”, “we” or “our”) is providing this Proxy Statement in connection with the Annual Meeting of Shareholders, which will be held in the McGraw-Hill Building, 1221 Avenue of the Americas, New York, New York, at 9:30 a.m., Eastern Time, on Thursday, May 23, 2013.

Interpublic’s principal executive office is located at 1114 Avenue of the Americas, New York, NY 10036. The Proxy materials are first being sent to shareholders beginning on or about April 12, 2013.

Our Proxy Statement is also available on our website at http://www.interpublic.com

Why Did I Receive a Notice In the Mail Regarding the Internet Availability of the Proxy Materials Instead of a Paper Copy of the Proxy Materials?

This year, we are pleased to be using the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our stockholders of record a notice about the Internet availability of the proxy materials in lieu of a paper copy of the proxy materials. All stockholders receiving this Notice of Availability have the ability to access the proxy materials over the Internet or request to receive a paper copy of the proxy materials by mail. In addition, the Notice of Availability has instructions on how you may request to access proxy materials by mail or electronically on an ongoing basis.

Choosing to access your future proxy materials electronically will help us conserve natural resources and reduce the costs of distributing our proxy materials. If you choose to access future proxy materials electronically, you will receive prior to future meetings an e-mail prior to futur meetings with instructions containing a link to the website where the proxy materials are available and a link to the proxy voting website. Your election to access proxy materials by e-mail will remain in effect until it is terminated by you.

Who Can Vote?

You are entitled to vote or direct the voting of your shares of Interpublic common stock (the “Common Stock”) if you were a shareholder on March 27, 2013, the record date for the Annual Meeting. On March 27, 2013, approximately 430,300,534 shares of Common Stock were outstanding.

Who Is the Holder of Record?

•	You may own your shares of Common Stock either directly registered in your name at our transfer agent, Computershare; or

•	indirectly through a broker, bank or other intermediary.

If your shares are registered directly in your name, you are the Holder of Record of these shares, and we are sending these proxy materials directly to you. If you hold shares indirectly through a broker, bank or other intermediary, these materials are being sent to you by or on behalf of that entity.

General Information continued

How Do I Vote?

Your vote is important. We encourage you to vote promptly. You may vote in any one of the following ways:

Holders of Record

—

By Telephone. You can vote your shares by telephone, by calling 1-866-540-5760. Telephone voting is available 24 hours a day and 7 days a week. If you vote by telephone, you do not need to return a proxy card. Your vote by telephone must be received by 1 a.m. EDT, May 23, 2013.

—

By Internet. You can also vote on the Internet. The website address for Internet voting is http://www. envisionreports.com/ipg. Internet voting is available 24 hours a day and 7 days a week. If you vote by internet, you do not need to return your proxy card. Your vote by Internet must be received by 1 a.m. EDT, May 23, 2013.

—	By Mail. If you choose to vote by mail, complete the proxy card, date and sign it, and return it in the postage-paid envelope provided. Your vote by mail must be received by 5 p.m. EDT, May 22, 2013.

—

By Attending the Annual Meeting. If you attend the Annual Meeting, you can vote your shares in person. You must present a valid photo identification for admission to the Annual Meeting. Please refer to the instructions listed on the proxy card.

Shares Held by Brokers, Banks and Other Intermediaries

—	If your shares of Common Stock are held through a broker, bank or other intermediary, you will receive instructions from that entity regarding the voting of your shares.

—

If you plan to attend the Annual Meeting and vote in person, you will need to contact your broker, bank or other intermediary in advance of the meeting to obtain a “legal proxy” to permit you to vote by written ballot at the Annual Meeting.

How Many Shares Must be Present to Hold the Annual Meeting?

A quorum is required to transact business at the Annual Meeting. We will have a quorum at the Annual Meeting if the holders of more than 50% of the outstanding shares of Common Stock entitled to vote are present at the meeting, either in person or by proxy.

How Are Votes Counted?

All shares that are the subject of a valid proxy will be voted at the Annual Meeting in accordance with your instructions. If you sign and return your proxy card but do not specify how you wish your shares to be voted, your shares will be voted in accordance with the following Board of Directors recommendations:

•	FOR the Board’s nominees for election as directors;

•	FOR the confirmation of PricewaterhouseCoopers LLP as Interpublic’s independent registered public accounting firm for 2013; and

•	FOR on the advisory vote to approve named executive officer compensation;

General Information continued

•	AGAINST the shareholder proposal entitled “Annual Disclosure of EEO-1 Data.”

•	AGAINST the shareholder proposal entitled “Limit Accelerated Executive Pay.”

A New York Stock Exchange (“NYSE”) member broker that holds shares for the account of a customer has the authority to vote on certain limited matters without instructions from the customer. Of the matters being submitted to a vote of shareholders at the Annual Meeting, NYSE rules permit member brokers to vote only on the proposal to ratify the appointment of our independent auditor without instruction. On each of the other matters, NYSE members may not vote without customer instruction. A notation by a broker on a retuned proxy that it is not permitted to vote on particular matters due to the NYSE rules is referred to as a “broker non-vote.”

What Vote Is Required to Approve Each Proposal?

The table below reflects the vote required in accordance with our bylaws:

Proposal	Vote Required	Do abstentions count as shares present and entitled to vote?	Is broker discretionary voting allowed?
Election of Directors	Majority of shares present and entitled to vote	Yes	No
Confirmation of Appointment of PricewaterhouseCoopers LLP*	Majority of shares present and entitled to vote	Yes	Yes
Advisory Vote to Approve Named Executive Officer Compensation*	Majority of shares present and entitled to vote	Yes	No
Shareholder Proposals*	Majority of shares present and entitled to vote	Yes	No

*	Advisory and Non-binding

General Information continued

How Can I Revoke My Proxy or Change My Vote?

You can revoke your proxy or change your vote by:

Holders of Record

—	Sending written notice of revocation to the Secretary of Interpublic prior to the Annual Meeting;

—	Submitting a later dated proxy by mail or, prior to 1 a.m., EDT, on May 23, 2013, by telephone or Internet; or

—	Attending the Annual Meeting and voting in person by written ballot.

Stock Held by Brokers, Banks and Other Intermediaries

—	You must contact your broker, bank or other intermediary to obtain instructions on how to revoke your proxy or change your vote.

Who Will Count the Vote?

The Board of Directors has appointed Computershare Shareowner Services LLC to act as Inspector of Election at the 2013 Annual Meeting.

Who Is The Proxy Solicitor?

D.F. King & Co., Inc. has been retained by Interpublic to assist with the Annual Meeting, including the distribution of proxy materials and solicitation of votes, for a fee of $17,000 plus reimbursement of expenses to be paid by Interpublic. In addition, our Directors, officers or employees may solicit proxies for us in person or by telephone, facsimile, Internet or other electronic means for which they will not receive any additional compensation. Banks, brokers and others holding stock for the account of their customers will be reimbursed by Interpublic for out-of-pocket expenses incurred in sending proxy materials to the beneficial owners of such shares.

How do I submit a proposal for inclusion in Interpublic’s 2014 proxy materials?

Shareholder proposals submitted for inclusion in Interpublic’s proxy statement and form of proxy for the 2014 Annual Meeting of Shareholders scheduled to be held on May 22, 2014, must be received by Interpublic by December 13, 2013, in order to be considered for inclusion. Such proposals must comply with all applicable Securities and Exchange Commission (“SEC”) regulations.

How do I submit an item of business for consideration at the 2014 Annual Meeting

A shareholder wishing to introduce an item of business (including the nomination of any person for election or reelection as a director of Interpublic) for consideration by shareholders at the 2014 Annual Meeting, other than a shareholder proposal described in response to the preceding question, must in accordance with Section 2.13(a)(2) of Interpublic’s Bylaws notify Interpublic no later than February 22, 2014, and no earlier than January 22, 2014, and include in the notification the information required by Section 2.13(a)(2).

MATTERS TO BE VOTED UPON

1. ELECTION OF DIRECTORS

At the Annual Meeting, nine Directors are to be elected, each for a one-year term to hold office until the Annual Meeting of Shareholders to be held in 2013 and until his or her successor is duly elected or appointed or until his or her earlier death, resignation or removal.

Unless authority is withheld by the shareholder, it is the intention of persons named by Interpublic as proxies on the proxy card to vote “for” the nominees identified in this Proxy Statement or, in the event that any of the nominees is unable or decline to serve (an event not now anticipated), to vote “for” the balance of the nominees and “for” any replacement nominee designated by the Board of Directors.

Each of the nominees is currently a Director, and each has been recommended for re-election to the Board of Directors by the Corporate Governance Committee and approved and nominated for re-election by the Board of Directors.

The Board of Directors recommends that shareholders vote “FOR” each of the nominees.

Nominees for Director

The following information on each Director nominee is as of April 1, 2013, and has been provided or confirmed to Interpublic by the nominee.

JOCELYN CARTER- MILLER	Age: 55
Director Since: 2007 Interpublic Committees: • Audit • Corporate Governance	Public Directorships: • The Principal Financial Group, Inc. • Netgear, Inc.

JOCELYN CARTER-MILLER is President of TechEdVentures, Inc., a community and personal empowerment firm that develops and markets educational and community-based programs.

Ms. Carter-Miller was Executive Vice President and Chief Marketing Officer of Office Depot, Inc. from February 2002 until March 2004. Prior to that time, Ms. Carter-Miller was Corporate Vice President and Chief Marketing Officer of Motorola, Inc. from February 1999 until February 2002. Ms. Carter-Miller is also a former board member of the Association of National Advertisers.

Qualifications: Ms. Carter-Miller provides the Board with an important perspective in the marketing field, which is a critical component of Interpublic’s business, based on her extensive executive and marketing experience acquired during her time at Motorola, where she served as its Chief Marketing Officer and more recently as Executive Vice President and Chief Marketing Officer of Office Depot, Inc. Her current work as President of TechEdVentures provides the Board with a meaningful voice in keeping Interpublic focused on its corporate social responsibilities.

JILL M. CONSIDINE	Age: 68
Director Since: 1997 Interpublic Committees: • Compensation and Leadership Talent • Corporate Governance	Public Directorships: • Ambac Financial Group, Inc. Private Directorships: • Atlantic Mutual Insurance Companies • Mizuho Securities, USA • InfraHedge, Ltd.

JILL M. CONSIDINE served as Chairman and Chief Executive Officer of the Depository Trust & Clearing Corporation (DTCC) and its subsidiaries (securities depository and clearing houses) from 1999 to 2008. She was President of the New York Clearing House Association, L.L.C. from 1993 to 1998. Ms. Considine served as a Managing Director, Chief Administrative Officer and as a member of the Board of Directors of American Express Bank Ltd., from 1991 to 1993. Prior to that, Ms. Considine served as the New York State Superintendent of Banks from 1985 to 1991. She

Matters to be Voted Upon continued

completed a six-year term as a member of the board of the Federal Reserve Bank of New York in 2008 where she served as Chairman of the Audit and Operational Risk Committee. Ms Considine was appointed as one of three trustees of the AIG Credit Facility Trust by the Federal Reserve Bank of NY and the US Treasury and served from 2009 until 2011 when the trust was terminated. She also served as Non Executive Chairman of Butterfield Fulcrum Group Ltd. (a hedge fund administrator) from January 2008 until 2011 when the company was sold.

Qualifications: Ms. Considine’s history in the financial industry, from her time at the Federal Reserve Bank of New York, her senior executive roles at DTCC and New York Clearing House Association, serving as the New York State Superintendent of Banks and to her recent time as Chairman of Butterfield Fulcrum Group Limited, all contributes to the financial expertise of the Board. Her knowledge and experience in financial, credit and liquidity matters provides a valuable perspective beneficial to the Board in its overall assessment and management of Interpublic’s credit and liquidity positions and overall assessment of industry and operational risks.

RICHARD A. GOLDSTEIN	Age: 71
Director Since: 2001 Interpublic Committees: • Compensation and Leadership Talent • Corporate Governance	Public Directorships: • Fortune Brands Home & Security, Inc. • Beam, Inc. Private Directorships: • Fiduciary Trust Company International Former Directorships: • International Flavors & Fragrances Inc.

RICHARD A. GOLDSTEIN retired as Chairman and Chief Executive Officer of International Flavors & Fragrances Inc. (IFF) in May 2006 after serving in that position for six years. Prior to his six years leading IFF, Mr. Goldstein served for 25 years in key executive positions at

Unilever, including as Business Group President of Unilever North American Foods from 1996 to June 2000 and as President and Chief Executive Officer of Unilever United States, Inc. from 1989 to June 2000.

Qualifications: Mr. Goldstein brings to the Board his leadership and experience as a former Chairman and Chief Executive Officer, which is critical in his role as Presiding Director. His time as Chief Executive Officer of IFF and Unilever United States as well as his directorships at other public companies, provides him with a broad perspective on corporate governance and financial control matters.

H. JOHN GREENIAUS	Age: 68
Director Since: 2001 Interpublic Committees: • Compensation and Leadership Talent • Corporate Governance	Private Directorships: • Bessemer Trust Investment Services Company Private Directorships: • CCL Industries Inc. • Nabisco Inc. • Penzoil Inc. • Primedia Inc. • True North Communications Inc.

H. JOHN GREENIAUS retired as Chairman and Chief Executive Officer of Nabisco Inc. in 1997 having served in that position between 1993 and 1997. Mr. Greeniaus was named President and CEO of Nabisco in 1989 following KKR’s leveraged buyout of the company and served in that position until 1993. Prior to that time, he held various marketing and general management positions with Nabisco in Canada, Europe and the U.S. Mr. Greeniaus began his career with Procter and Gamble in Canada and subsequently he worked at J. Walter Thompson and PepsiCo before joining Standard Brands, a Nabisco predecessor, in 1977.

Qualifications: Mr. Greeniaus provides insight into the challenges and issues facing a global enterprise from his experience as the former Chairman and Chief Executive Officer of Nabisco as well as his time managing

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Nabisco’s European operations. His experience at PepsiCo, where he served as Vice President of Marketing, and his time at J. Walter Thompson allow him to offer valuable perspectives on issues relevant to a marketing services company. Mr. Greeniaus’ prior directorships at other public companies across a variety of industries give him the expertise to provide valuable contributions on accounting and corporate governance matters.

MARY J. STEELE GUILFOILE	Age: 59
Director Since: 2007 Interpublic Committees: • Audit (Chair) • Executive	Public Directorships: • Valley National Bancorp • C.H. Robinson Worldwide, Inc. Former Directorships: • Viasys Healthcare, Inc. (now part of CareFusion Corporation)

MARY J. STEELE GUILFOILE is currently Chairman of MG Advisors, Inc., a privately owned financial services merger and acquisitions advisory and consulting firm. From 2000 to 2002, Ms. Guilfoile was Executive Vice President and Corporate Treasurer at JPMorgan Chase & Co. and also served as Chief Administrative Officer of its investment bank. Ms. Guilfoile was Partner, CFO and COO of The Beacon Group, LLC, a private equity, strategic advisory and wealth management partnership, from 1996 through 2000. Ms. Guilfoile continues as a Partner of The Beacon Group, LP, a private investment group.

Qualifications: Ms. Guilfoile’s knowledge and expertise as a financial industry executive and her training as a certified public accountant contributes an important perspective to the Board. Ms. Guilfoile’s tenure at JP Morgan Chase, and its predecessor companies, serving as Corporate Treasurer, Chief Administrative Officer for its investment bank, and in various merger integration, executive management and strategic planning positions, as well as her current role as Chairman of MG Advisors, Inc., brings to the Board someone with valuable experience and expertise in corporate governance, accounting, risk management and auditing matters.

DAWN HUDSON	Age: 55
Director Since: 2011 Interpublic Committees: • Audit	Public Directorships: • Allergan, Inc. • Lowe’s Companies, Inc. Former Directorships: • P.F. Chang’s China Bistro, Inc.

DAWN HUDSON has served as Vice Chairman of The Parthenon Group, an advisory firm focused on strategy consulting, since March 2009. Prior to that, Ms. Hudson served as President and Chief Executive Officer of Pepsi-Cola North America, or PCNA, the multi-billion dollar refreshment beverage unit of PepsiCo, Inc. in the United States and Canada from March 2005 until November 2007. From May 2002 through March 2005, Ms. Hudson served as President of PCNA. In addition, Ms. Hudson served as Chief Executive Officer of the PepsiCo Foodservice Division from March 2005 to November 2007. Prior to joining PepsiCo, Ms. Hudson was Managing Director at D’Arcy Masius Benton & Bowles, a leading advertising agency based in New York. Ms. Hudson is a former Chair and board member of the Association of National Advertisers (ANA). In 2006 and 2007, she was named among Fortune Magazine’s “50 Most Powerful Women in Business.” In 2002, she received the honor of “Advertising Woman of the Year” from Advertising Women of New York. Ms. Hudson was also inducted into the American Advertising Federation’s Advertising Hall of Achievement, and has been featured twice in Advertising Age’s “Top 50 Marketers.” Ms. Hudson is the former Chairman of the Board of the Ladies Professional Golf Association.

Qualifications: Ms. Hudson’s extensive experience in strategy and marketing, both at Pepsi-Co and at major

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advertising agencies, and her time as Chair of the ANA, bring valuable expertise to the Board on matters which are vital to the Company’s business. In addition, her experience as Vice Chair of Pantheon Group, and as the former Chief Executive Officer of Pepsi-Co North America, provides the Board with valuable insight and perspective on matters involving the Company’s business strategy and planning. Ms. Hudson also provides a unique perspective of having been both on the agency and client side of the industry.

WILLIAM T. KERR	Age: 71
Director Since: 2006 Interpublic Committees: • Compensation and Leadership Talent (Chair) • Executive	Public Directorships: • Arbitron Inc. • Whirlpool Corporation Former Directorships: • Meredith Corporation • Principal Financial Group

WILLIAM T. KERR is the retired President and Chief Executive Officer of Arbitron Inc., a media and marketing research firm. He was Chairman and Chief Executive Officer of Meredith Corporation from 1998 to 2006. He was President and Chief Executive Officer of Meredith Corporation from 1997 to 1998. Mr. Kerr served as President and Chief Operating Officer for Meredith Corporation from 1994 through 1997 and as Executive Vice President of Meredith Corporation and President of its Magazine Group from 1991 through 1994. Prior to that time, Mr. Kerr served as Vice President of The New York Times Company and President of its magazine group, a position he held since 1984.

Qualifications: Mr. Kerr’s general business background and knowledge in the fields of marketing research and media make a valuable contribution to the Board. Serving as Chief Executive Officer and a member of the board of Arbitron, as well as his previous executive experience at Meredith Corporation, a diversified media company, Mr. Kerr provides to the Board the perspective and insights of an organizational leader who has managed issues similar to those faced by Interpublic.

MICHAEL I. ROTH	Age: 67
Director Since: 2002 Interpublic Committees: • Executive (Chair)	Public Directorships: • Pitney Bowes Inc. • Ryman Hospitality Properties Inc.

MICHAEL I. ROTH became Chairman of the Board and Chief Executive Officer of Interpublic in January 2005. Prior to that time Mr. Roth served as Chairman of the Board of Interpublic from July 2004 to January 2005 and has been a director of Interpublic since 2002. Mr. Roth served as Chairman and Chief Executive Officer of The MONY Group Inc. from February 1994 to June 2004.

Qualifications: Mr. Roth’s leadership and perspective as Interpublic’s Chief Executive Officer gives him an intimate knowledge of the Company’s operations and his role as Chairman of the Board is aided by his successful tenure as Chairman and Chief Executive Officer of The MONY Group. Mr. Roth’s other directorships, and his accounting, tax and legal background, as a certified public accountant and holding an L.L.M. degree from New York University Law School, also adds significant value to his overall contributions as a member of the Board and in his role as Chairman.

DAVID M. THOMAS	Age: 64
Director Since: 2004 Interpublic Committees: • Audit • Corporate Governance (Chair) • Executive	Public Directorships: • Fortune Brands Home & Security, Inc. (Chairman) Former Directorships: • IMS Health Inc.

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DAVID M. THOMAS retired as executive chairman of IMS Health Inc. (IMS) in March 2006, after serving in that position since January 2005. From November 2000 until January 2005, Mr. Thomas served as Chairman and Chief Executive Officer of IMS. Prior to joining IMS, Mr. Thomas was Senior Vice President and Group Executive of IBM from January 1998 to July 2000. Mr. Thomas also serves on the Board of Trustees of Fidelity Investments.

Qualifications: Mr. Thomas’ experience as a Chief Executive Officer and overall management experience at premier global technology companies provides a vital perspective for the Board as it addresses the rapidly changing and growing landscape in advertising and marketing. Mr. Thomas also provides the Board with a great deal of insight and perspective in the healthcare advertising field having served as Chairman and Chief Executive Officer of IMS.

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2. APPOINTMENT OF REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as Interpublic’s independent registered public accounting firm for 2013. This firm has been Interpublic’s independent auditor since 1952. PricewaterhouseCoopers has advised Interpublic that it is an independent registered public accounting firm with respect to Interpublic and its subsidiaries within the meaning of the rules and regulations of the SEC.

We are not required to have the shareholders ratify the selection of PricewaterhouseCoopers as our independent auditor for 2013. We nonetheless are doing so because we believe it is a matter of sound corporate practice. If shareholders do not confirm the appointment of PricewaterhouseCoopers, the Board of Directors will consider it a direction to consider selecting another auditing firm for 2013. However, even if you confirm the appointment, the Board of Directors may still appoint a new independent registered public accounting firm at any time if it believes that such a change would be in the best interests of Interpublic and its shareholders.

A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions.

Fees Paid to PricewaterhouseCoopers

The following is a summary and description of the fees for services provided by PricewaterhouseCoopers in 2011 and 2012.

Worldwide Fees (In Millions)

Fee Category	2011($)	% of Total	2012($)	% of Total

Audit Fees(A)	31.16	85.1	29.88	83.5
Audit Related Fees (B)	1.490	4.1	2.04	5.7
Tax Fees (C)	3.92	10.7	3.84	10.7
All Other Fees (D)	0.05	0.1	0.04	0.1
Total Fees	36.61	100	35.80	100

(A) Audit Fees: Consists of fees and out-of-pocket expenses billed for professional services rendered for the audit of Interpublic’s consolidated financial statements and the audit of the effectiveness of Interpublic’s internal control over financial reporting, for review of the interim consolidated financial statements included in quarterly reports and for services that are normally provided by PricewaterhouseCoopers in connection with statutory and regulatory filings or engagements and attest services, except those not required by statute or regulation.

(B) Audit Related Fees: Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Interpublic’s consolidated financial statements and are not reported under “Audit Fees.” These services include

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employee benefit plan audits, compliance audits and reviews, attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

(C) Tax Fees: Consists of tax compliance/preparation and other tax services. Tax compliance/preparation includes fees billed for professional services related to federal, state and international tax compliance, assistance with tax audits and appeals, assistance with custom and duties audits, expatriate tax services and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation. Other tax services include miscellaneous tax consulting and planning.

(D) All Other Fees: Consists of the performance of studies related to information technology and human resources and financial diligence for potential acquisitions.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee approves all audit and permissible non-audit services provided by the independent auditor. The permissible non-audit services include the services described above for which we paid Audit Related Fees, Tax Fees and All Other Fees. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditor. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may pre-approve particular services on a case-by-case basis. The Audit Committee has delegated pre-approval authority to the Committee’s Chairperson for projects less than $200,000, who must then report any such decision to the Audit Committee at the next scheduled meeting.

The Board of Directors recommends a vote “FOR” the confirmation of the appointment of PricewaterhouseCoopers as Interpublic’s independent registered public accounting firm for 2013.

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AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board. The Board has determined that each member of the Committee is independent and financially literate under the listing standards of the NYSE and satisfies the financial expertise requirements of the NYSE. The Board has also determined that each member of the Audit Committee has the requisite experience to be designated an “audit committee financial expert” as that term is defined by rules of the SEC.

In accordance with its written charter, the primary function of the Audit Committee is to assist the Board of Directors in its oversight of Interpublic’s financial reporting process.

Management is responsible for Interpublic’s consolidated financial statements and overall reporting process, including the system of internal controls. PricewaterhouseCoopers, Interpublic’s independent registered public accounting firm, is responsible for conducting annual audits and quarterly reviews of Interpublic’s consolidated financial statements and expressing opinions as to the conformity of the annual consolidated financial statements with generally accepted accounting principles.

In performing its oversight function for the year ended December 31, 2012, the Audit Committee:

•	Reviewed and discussed the audited consolidated financial statements with management;

•	Reviewed and discussed with PricewaterhouseCoopers the scope, staffing and general extent of the audit;

•

Reviewed with management and PricewaterhouseCoopers the selection, application and disclosure of Interpublic’s critical accounting policies used in the preparation of Interpublic’s annual audited financial statements;

•	Evaluated PricewaterhouseCoopers’s performance, qualifications and quality control procedures;

•	Pre-approved all services, both audit (including all audit engagement fees and terms) and permitted, non-audit services performed by PricewaterhouseCoopers;

•	Established clear policies with management for the hiring of current or former employees of PricewaterhouseCoopers who participate in any capacity in Interpublic’s audit;

•

Oversaw compliance with Interpublic’s Code of Conduct and procedures for the confidential and anonymous submission by employees of Interpublic and others of complaints about accounting, internal controls or auditing matters;

•

Reviewed with management, Interpublic’s internal auditors and PricewaterhouseCoopers, Interpublic’s significant internal accounting and financial reporting controls and any deficiencies, significant deficiencies or material weaknesses relating to such internal accounting and financial reporting controls;

•

Reviewed and discussed with management, Interpublic’s internal auditors and PricewaterhouseCoopers, any disclosures made to the Committee by Interpublic’s Chief Executive Officer and Chief Financial Officer in connection with the certifications required by SEC rules to be made by each such officer in Interpublic’s Annual Report on Form 10 K and Quarterly Reports on Form 10 Q;

•

Discussed with PricewaterhouseCoopers the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, as amended by SAS 90 (Codification of Statements on Auditing Standards AU Section 380), as may be modified or supplemented; and

Matters to be Voted Upon continued

•

Received the written disclosures and the letter from PricewaterhouseCoopers required by Rule 3526, Communication with Audit Committees Concerning Independence, of the Public Company Accounting Oversight Board (PCAOB), discussed with PricewaterhouseCoopers matters relating to that firm’s independence and considered whether performance by PricewaterhouseCoopers of non-audit services for Interpublic is compatible with maintaining PricewaterhouseCoopers’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Interpublic’s Annual Report on Form 10 K for the year ended December 31, 2012.

THE AUDIT COMMITTEE
Mary J. Steele Guilfoile, Chairman Jocelyn Carter-Miller Richard A. Goldstein H. John Greeniaus Dawn Hudson William T. Kerr David M. Thomas February 21, 2013

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3. ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with a requirement under the federal securities laws, enacted as part of the recent Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and SEC rules thereunder, we are submitting to an advisory vote of shareholders the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion set forth on pages 34 to 89 of this Proxy Statement. In addition to complying with the requirements of the Dodd-Frank Act, the Board recognizes that providing shareholders with an advisory vote on named executive officer compensation may produce useful information on investor sentiment with regard to the Company’s executive compensation programs.

At our annual meeting of shareholders held in May 2012, a substantial majority of the Company’s shareholders voted on an advisory basis to approve the compensation of the Company’s named executive officers . The Compensation Committee believes this reflects shareholders’ support of the Company’s approach to executive compensation.

As described in the Compensation Discussion and Analysis section of this Proxy Statement, our compensation principles and underlying programs, as designed and administered by the Compensation Committee, are designed to provide a competitive level of compensation necessary to attract, motivate and retain talented and experienced executives who are crucial to our long-term success. The compensation paid to our named executive officers reflects our commitment to pay for performance and includes long-term cash and equity awards that are designed to encourage management to achieve results to the mutual benefit of shareholders and management. Moreover, a significant portion of our named executive officers’ annual cash compensation is paid in the form of annual performance-based incentives, which are contingent on the Company’s achievement of predefined performance measures.

We encourage you to carefully review the Compensation Discussion and Analysis beginning on page 34 of this Proxy Statement for additional details on Interpublic’s executive compensation, including Interpublic’s compensation philosophy and objectives, as well as the processes our Compensation Committee used to determine the structure and amounts of the compensation received by our named executive officers in fiscal 2012. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

We are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking you to vote, on an advisory basis, “For” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the named executive officers of The Interpublic Group of Companies, Inc., as described in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth on pages 34 to 89 of this Proxy Statement, is hereby approved.”

While the results of this advisory vote are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for named executive officers.

The Board of Directors recommends that you vote “FOR” the resolution approving the compensation of our named executive officers as disclosed in this Proxy Statement.

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4. SHAREHOLDER PROPOSAL ENTITLED

“ANNUAL DISCLOSURE OF EEO-1 DATA”

Interpublic is advised that a shareholder intends to present the proposal set forth below for consideration by shareholders at the Annual Meeting. Interpublic will promptly furnish to any shareholder who submits a request either orally or in writing, the name and address of the shareholder submitting this proposal and number of shares of Common Stock that the shareholder has identified as owning. The text of the shareholder’s proposal and supporting statement is as follows:

TEXT OF SHAREHOLDER PROPOSAL

RESOLVED: Shareholders request the Board of Directors to adopt and enforce a policy requiring Interpublic Group of Companies, Inc. (“Interpublic”) to disclose its EE0-1 data- a comprehensive breakdown of its workforce by race and gender according to 10 employment categories – in its annual sustainability report, beginning in 2013.

SUPPORTING STATEMENT

Despite federal and state laws forbidding employment discrimination on the basis of race, allegations of racial discrimination persist in some industries; and in recent years, a number of companies have agreed to pay millions of dollars to settle allegations of racial discrimination.

The advertising industry, of which Interpublic is a part, is characterized by the persistent and pervasive underrepresentation of minorities, particularly in senior positions. A recent study entitled “Research Perspectives on Race and Employment in the Advertising Industry” (Bendick and Egan Economic Consultants, Inc. 2009) found that:

•	racial disparity is 38% worse in the advertising industry than in the overall U.S. labor market;

•	the “discrimination divide” between advertising and other U.S. industries is more than twice as wide as it was 30 years ago;

•	Black college graduates working in advertising earn 80 cents for every dollar earned by their equally-qualified White counterparts;
•	about 16% of large advertising firms employ no Black managers or professionals, a rate 60% higher than in the overall labor market; and

•	Black managers and professionals in the industry are one-tenth as likely as their White counterparts to earn $100,000 a year.

Numerous studies have found that workplace diversity provides a competitive advantage by generating diverse, valuable perspectives, creativity and innovation, increased productivity and morale, while eliminating the limitations of “groupthink.”

Interpublic agrees that “research consistently shows that .companies that embrace diversity outperform their peers” and states that it has made increasing diversity “a top strategic priority,” according to its 2011 report entitled “Diversity & Inclusion+ Sustainability@ Interpublic.” The report emphasizes Interpublic’s commitment to recruiting, retaining and promoting minorities and women, and points to a set of specific initiatives. But without quantitative disclosure, shareholders have no way to evaluate and benchmark the effectiveness of these efforts.

Federal law requires companies with 100 or more employees to annually submit an EE0-1 Report to the Equal Employment Opportunity Commission. The report profiles a company’s workforce by race and gender according to 10 job categories, including senior management.

Disclosure of Interpublic’s EEO1 data would allow shareholders to evaluate the effectiveness of its efforts to increase the diversity of its workforce throughout its ranks, and at minimal cost. In addition, we believe full disclosure of Interpublic’s EE0-1 data would drive management and the Board to pursue continuous improvements in the company’s diversity programs, fully integrate diversity into its culture and practices, and strengthen its reputation and accountability to shareholders.

We urge shareholders to vote “FOR” the proposal.

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INTERPUBLIC’S STATEMENT IN OPPOSITION

The Board of Directors recommends that shareholders vote “AGAINST” this proposal for the following reasons:

IPG is making meaningful progress on diversity and inclusion goals.

We share the proponent’s goals of a diverse and inclusive workforce, and are fully committed to diversity and an environment of inclusion at all levels of Interpublic and our agencies.

Research consistently shows that diverse teams arrive at more creative results and are more effective on behalf of clients. What’s more, in order to serve our clients most successfully, our workforce must reflect the ever-changing and ever more diverse consumer population we aim to reach on their behalf.

We have made a top-level commitment to furthering diversity and inclusion at IPG that includes:

•

Tying executive compensation directly to diversity and inclusion results. A portion of each of our major agency’s CEO performance objectives is tied directly to diversity. If these diversity goals are not met, that CEO’s incentive pay is adversely affected.

•

A Network Diversity Council. This group of agency CEOs is chaired by Michael Roth, and meets several times per year to evaluate the effectiveness of our diversity and inclusion programs. The group reports to the Board of Directors.

•	Our inclusive Board of Directors. The IPG board includes 4 out of 9 members who are women, making IPG one of six Fortune 500 companies with a 40% or higher representation of women on its board.

•	Our InterAct Associates Fellowship Program. This program develops an internal pipeline of young, minority talent through multidisciplinary internships at our agencies.

•	Partnerships with organizations that help further our diversity and inclusion goals. These include the American Advertising Federation Most

Promising Minority Students Program and Career Fair, the American Association of Advertising Agencies Minority Advertising Internship Program, Howard University’s – John H. Johnson School of Communications , the NY Urban League and Catalyst.

Our programs have earned us recognition that includes:

•

Interpublic earned a 100% rating in the 2010 and 2012 Corporate Equality Index, an annual survey published by the Human Rights Campaign (HRC) ranking companies based on their policies and practices relating to gay, lesbian, bisexual and transgender employees. We are the only global marketing services holding company to be included in HRC’s list of “Best Places to Work” based on our perfect score.

•	Interpublic received the New York Urban League’s Champion of Diversity Award for 2011. We are the first in our industry to have been nominated and selected for this award.

•

Michael Roth received the CEO Diversity Leadership Award from Diversity Best Practices/Working Mother Media in 2011. Chief Diversity and Inclusion Officer, Heide Gardner was also recognized with the Diversity Officer Leadership Award.

•	In 2011, Black Enterprise named Heide Gardner one of The Top 100 Chief Diversity and Inclusion Officers.

While sharing the goal of increased diversity with the shareholder proposal, we oppose the release of EEO-1 reports for the following reasons:

The release of EEO-1 numbers would be of limited use.

While providing a helpful macro view, EEO-1 data is limited in its portrayal of talent at a company like ours. Marketing communications is a specialty industry, and the EEO categories do not account for factors specific to our Company or sector. As a result, we do not feel that providing all of our data publically would reveal an accurate accounting of the progress and results we have seen within our Company thanks to our many initiatives aimed at increasing diversity within our ranks.

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The release of EEO-1 reports could put us at a competitive disadvantage.

We annually release top-line figures from our EEO-1 filings. These include:

•	In 2012, minorities made up 15.6% of US “Officials and Managers,” an increase of 61% since 2005, when we began our diversity and inclusion programs.

•	The “Professional” talent base at IPG is 24.7% minority.

•	Women make up 52.5% of managers, an increase of 12.7% since 2005.

These top-line figures are reflected on the diversity page of our website http://www.interpublic.com/ diversity, where we have been and will continue to be forthcoming about our programs, initiatives and achievements in creating an environment of diversity and inclusion.

Unlike these top-level numbers, detailed EEO-1 reports contain highly sensitive information that helps provide us with a competitive advantage in the marketplace. The release of this information would provide a plethora of facts for our peers that could put us at a competitive disadvantage as relates to them.

Ours is an ‘ideas industry,’ and as such, our most important assets are our people. The war for top talent is fiercely competitive and poaching of best talent is rampant between competitors. Releasing detailed EE0-1 numbers would provide a roadmap for our competitors to find our top diverse talent, people whose careers we’ve actively managed and promoted.

The release of EEO-1 data will not further our goals of diversity and inclusion in any meaningful way.

The Board does not believe adoption of this proposal to publicly disclose our EEO-1 reports would enhance its commitment to an environment of diversity and inclusion in any meaningful way, and in fact, could negatively impact our competitive position in the marketplace, particularly given that we are in an industry in which talent is our primary and most valuable asset.

We are proud of the work that we have done thus far in this important area, and also understand that there is still progress to be made. Diversity and inclusion remains a top priority for our Company and our board and we understand that its continued progress will require ongoing work and a sustained commitment. We do not, however, believe that public disclosure of our EEO-1 filings will further this goal.

For the foregoing reasons, the Board believes publicly disclosing Interpublic’s EEO-1 data would not be in the best interests of our shareholders.

The Board of Directors recommends a vote “AGAINST” this proposal.

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5. SHAREHOLDER PROPOSAL ENTITLED “PROPOSAL 5-LIMIT ACCELERATED EXECUTIVE PAY”

Interpublic is advised that a shareholder intends to present the proposal set forth below for consideration by shareholders at the Annual Meeting. Interpublic will promptly furnish to any shareholder who submits a request either orally or in writing, the name and address of the shareholder submitting this proposal and number of shares of Common Stock that the shareholder has identified as owning. The text of the shareholder’s proposal and supporting statement is as follows:

Proposal 5-Limit Accelerated Executive Pay

Resolved: Shareholders ask our board of directors to adopt a policy that in the event of a change in control (as defined under any applicable employment agreement, equity incentive plan or other plan), there shall be no acceleration of vesting of any equity award granted to any senior executive, provided, however, that our board’s Compensation Committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the senior executive’s termination, with such qualifications for an award as the Committee may determine.

For purposes of this Policy, “equity award’’ means an award granted under an equity incentive plan as defined in Item 402 of the SEC’s Regulation S-K., which addresses executive compensation. This resolution shall be implemented so as not affect any contractual rights in existence on the date this proposal is adopted.

The vesting of equity pay over a period of time is intended to promote long-term improvements in performance. The link between executive pay and long-term performance can be severed if such pay is made on an accelerated schedule.

This proposal should also be evaluated in the context of our Company’s overall corporate governance as reported in 2012:

GMI/The Corporate Library, an independent investment

research firm, downgraded our company to “D” with “High Governance Risk.” Also “Concern” for director qualifications and “Very High Concern’’ for Executive Pay -$12 million for our CEO Michael Roth. Mr. Roth also had a potential entitlement of $34 million under a change in control.

GMI said long-term incentive pay for our highest paid executives consisted of performance cash and time-based equity in the form of market-priced stock options and restricted shares. Equity pay given as a long-term incentive should at least include job performance requirements. Moreover, cash-based long-term incentive pay did nothing to link executive performance with long-term shareholder value.

Four directors had 10 to 15 years long-tenure. This included Richard Goldstein, our Lead Director. It may come as no surprise that our director with the longest tenure, Jill Considine, chaired our executive pay committee. Director independence erodes after 10 years. GMI said long-tenure could hinder director ability to provide effective oversight. A more independent perspective would be a priceless asset for our directors, especially Mr. Goldstein and Ms. Considine. William Kerr, our leading director in getting negative votes, was on our audit and executive pay committees. Mr. Kerr received 15 times as many negative votes as 2 of our directors. Dawn Hudson did not own any stock and did not share our risk. Emeritus directors like David Bell are not elected and do not vote on board decisions. But if Mr. Bell attends meetings his presence is likely to have an effect on discussions. With the majority of our directors on our audit committee this may negate the benefit of the more typical, smaller committee structure which adds an additional layer of review on major decisions.

Please vote to protect shareholder value:

Limit Accelerated Executive Pay-Proposal 5

INTERPUBLIC’S STATEMENT IN OPPOSITION

The Board of Directors recommends that shareholders vote “AGAINST” this proposal for the following reasons:

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The Proposal seeks to revisit terms of the 2009 PIP that were approved by a vote of the shareholders at the 2009 Annual Meeting.

The 2009 Performance Incentive Plan (the “2009 PIP”) governs all long-term and annual incentive awards granted to our senior executives. At our 2009 Annual Meeting, the 2009 PIP, which specifically provides that all outstanding long-term Incentive Awards and annual incentives will vest at target upon a change in control, was approved by our shareholders. The 2009 PIP also provides the Board with the discretion to prevent the accelerated vesting of any Award if the Board determines that taking such action is in the best interests of our shareholders. The proposal simply revisits a matter previously presented which was fully considered and approved by the shareholders in 2009.

The Proposal would create potential conflicts of interest by disrupting the alignment of the interests of the Company’s management with the interests of the Company’s shareholders.

The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of annual and long-term performance goals and aligns executives’ interests with those of shareholders, with the ultimate objective of increasing shareholder value. One of the essential purposes of providing executives with long-term incentive awards is to align their interests with those of our shareholders. As described in the Compensation Discussion and Analysis section of this proxy statement beginning on page 34, a significant percentage of each executive’s compensation opportunity is provided in the form of long-term incentive awards that will vest over time and that will have value only if vesting occurs.

Long-term incentive awards include performance shares and performance cash (which vests 50% in shares of Interpublic common stock), each of which vest upon achieving performance goals over a three-year period and fixed-price stock options for our Chief Executive Officer, pro-rata over a four year period.

No executive officer of Interpublic has received time based restricted shares since 2010.

The long-term incentive awards work together to incentivize the achievement of Interpublic’s long-term strategic objectives, align financial rewards with the economic interests of shareholders and promote retention of the leadership talent that is critical to our success. At any particular time, our senior executives hold significant unvested long-term incentive awards representing a significant portion of the compensation they will receive if they remain with Interpublic through the specified vesting dates if the performance goals are met.

The proposal, if implemented, would eliminate our ability to provide reasonable assurance to senior executives that they will realize the expected value of their long-term incentive awards even if Interpublic experiences a change in control, conflicting with a key objective of the Company’s executive compensation program. Putting the compensation of senior executives at risk if Interpublic were to experience a change in control could create a conflict of interest if we were pursuing a merger or similar transaction that the Board believes is in the best interests of shareholders. Accelerating the vesting of long-term incentive awards upon a change in control eliminates this potential misalignment of the interests of executives and our shareholders by ensuring that executives, who are implementing strategic actions in the best interest of the shareholders, are not at the same time penalized with a loss of their incentive compensation.

The Proposal could put Interpublic at a competitive disadvantage in attracting and retaining key executives.

As noted on page 6 of our 2012 Annual Report, provided to you together with this proxy statement, the marketing communications business is highly competitive and our most valuable assets are our employees. Our ability to attract and retain key employees is largely dependent on the compensation packages provided to such employees. Unless the prohibition on accelerated vesting of equity awards

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advocated by the proposal is implemented by every company that we compete with for executive talent, the proposal could adversely affect our ability to attract and retain highly qualified senior executives and other personnel, not only in connection with the negotiation of a change in control, but also in the operation of our business, thus jeopardizing Interpublic’s performance and ability to create and deliver maximum value to shareholders.

Moreover, the risk of job loss, coupled with a loss of significant long-term incentive awards, in connection with a change in control may present an unnecessary distraction for our senior executives. The prospect of a change in control might, for example, lead senior executives whose positions might be eliminated after consummation of the transaction to begin seeking new employment. The search for new employment while the Board is negotiating a change in control transaction, or during the critical post-closing integration period, could be distracting to management and the Board and create a potential conflict with the Interpublic’s goal of protecting its shareholders’ interests and maximizing shareholder value.

Retaining our senior executives while a change in control transaction is pending can be particularly important, since the loss of our senior executives could adversely affect our business or operations if the transaction is not completed. Accelerated vesting provisions therefore help provide stability, ensure continuity of our senior executives and keep our senior executives focused on assisting the Board to maximize shareholder value during a potential change in control transaction.

The Proposal would unduly restrict the ability of the Compensation Committee to structure executive compensation.

The Board believes that the Compensation Committee, which is comprised of entirely of independent, non-management directors, needs to be in a position to develop executive compensation principles and practices that reflect market conditions and are in the best interests of our shareholders. To do that, the Compensation Committee must have the flexibility to structure effective and competitive compensation programs. The proposal’s restrictions on the Committee’s ability to permit executives to realize the full value of their long-term incentive awards upon a change in control could, as discussed above, hinder our ability to attract and retain executive talent. The Board believes that the Compensation Committee must be given latitude to develop an executive compensation program that is competitive and that is designed to foster achievement of the strategic, operational and financial goals of Interpublic. A rigid policy against acceleration would limit the Committee’s ability to design effective and competitive compensation programs and therefore would place us at a competitive disadvantage in recruiting, retaining and motivating executive officers.

For the foregoing reasons, the Board believes that restricting the acceleration of the long-term incentive awards of our senior executives would not be in the best interests of our shareholders.

The Board of Directors recommends a vote “AGAINST” this proposal.

CORPORATE GOVERNANCE PRACTICES

CORPORATE GOVERNANCE GUIDELINES

Interpublic has a strong commitment to maintaining sound corporate governance practices. Interpublic’s Corporate Governance Guidelines are available free of charge on Interpublic’s website at http://www. interpublic.com or by writing to The Interpublic Group of Companies, Inc., 1114 Avenue of the Americas, New York, NY 10036, Attention: Secretary.

Director Independence

In accordance with NYSE listing standards (the “NYSE Listing Standards”), the Board annually evaluates the independence of each member of the Board of Directors under the independence standards set forth in Interpublic’s Corporate Governance Guidelines, and under the NYSE Listing Standards. Interpublic’s Director Independence Standards are included in Interpublic’s “Corporate Governance Guidelines” available at the website noted above.

Interpublic has nine directors, one of whom, Michael I. Roth, is an employee of Interpublic (referred to in this Proxy Statement as the “Management Director”) and eight of whom are not employees of Interpublic or its subsidiaries (referred to in this Proxy Statement as “Non-Management Directors”). Of the eight Non-Management Directors, the Corporate Governance Committee determined at its meeting held on February 23, 2012, that each is an independent director under Interpublic’s Corporate Governance Guidelines and the NYSE Listing Standards. Each member of the Compensation Committee, the Corporate Governance Committee and the Audit Committee is also an independent director.

Meeting of Independent Directors

The NYSE Listing Standards require that if the group of Non-Management Directors includes one or more directors who are not independent, then at least once annually, the Non-Management Directors should hold an executive session attended by only independent directors. Although not required under the NYSE

Listing Standards for 2012, the Board nevertheless held an executive session of its independent directors on February 23, 2012. Mr. Goldstein served as the Chairperson of the executive session.

Director Selection Process

The Corporate Governance Committee is charged with the responsibilities described below under the heading “Principal Committees of the Board of Directors—Corporate Governance Committee.”

One of the Committee’s responsibilities is to identify and recommend to the Board candidates for election as directors. The Committee considers candidates suggested by its members, other directors, senior management and shareholders as necessary in anticipation of upcoming director elections or due to Board vacancies. The Committee is given broad authorization to retain, at the expense of Interpublic, external legal, accounting or other advisers including search firms to identify candidates and to perform “background reviews” of potential candidates. The Committee is expected to provide guidance to search firms it retains about the particular qualifications the Board is then seeking.

All director candidates, including those recommended by shareholders, are evaluated on the same basis. Candidates are considered in light of the entirety of their credentials, including:

•

their business and professional achievements, knowledge, experience and background, particularly in light of the principal current and prospective businesses of Interpublic and the general strategic challenges facing Interpublic and its industry as a whole;

•	their integrity and independence of judgment;

•	their ability and willingness to devote sufficient time to Board duties;

•	their qualifications for membership on one or more of the committees of the Board;

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•	their potential contribution to the diversity and culture of the Board;

•	their educational background;

•	their independence from management under NYSE Listing Standards and Interpublic’s Corporate Governance Guidelines;

•	the needs of the Board and Interpublic; and

•	the Board’s policies regarding the number of boards on which a director may sit, director tenure, retirement and succession as set out in Interpublic’s Corporate Governance Guidelines.

In determining the needs of the Board and Interpublic, the Committee considers the qualifications of sitting directors and consults with other members of the Board (including as part of the Board’s annual self-evaluation), the CEO and other members of senior management and, where appropriate, external advisers. All directors are expected to exemplify the highest standards of personal and professional integrity and to assume the responsibility of challenging management through their active and constructive participation and questioning in meetings of the Board and its various committees, as well as in less formal contacts with management.

Director candidates, other than sitting directors, are interviewed by members of the Committee and by other directors, the CEO and other key management personnel, and the results of those interviews are considered by the Committee in its deliberations. The Committee also reviews sitting directors who are considered potential candidates for re-election, in light of the above considerations and their past contributions to the Board.

Shareholders wishing to recommend a director candidate to the Committee for its consideration should write to the Committee, in care of its Chairperson, at The Interpublic Group of Companies, Inc., 1114 Avenue of the Americas, New York, NY 10036. Any recommendations will be considered for the next annual election of directors in 2014. A recommendation should include the proposed candidate’s name, biographical data and a description of his or her qualifications in light of the criteria listed above.

Succession Planning

Interpublic’s Board of Directors is actively engaged and involved in talent management. Annually, the Board reviews and analyzes the alignment of Interpublic’s strategy on personnel and succession with its overall business strategy. This includes a detailed discussion of Interpublic’s global leadership bench, strength and succession plans with a focus on key positions at the senior officer level. In addition, the committees of the Board regularly discuss the talent pipeline for specific critical roles at Interpublic and each of its global agencies. The Board seeks opportunities to provide potential leaders with exposure and visibility to Board members through formal presentations and by holding a number of Board and committee meetings throughout the year at key operating units. In addition, the Board is regularly updated on key talent indicators for the overall workforce, including climate, diversity, recruiting and development programs.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS AND NON-MANAGEMENT DIRECTORS

Interested parties may contact Interpublic’s Board of Directors, or the Non-Management Directors as a group, at the following address:

Board of Directors or Non-Management

Directors, as applicable

The Interpublic Group of Companies, Inc.

1114 Avenue of the Americas

New York, NY 10036

Communications may also be sent to individual directors at the above address. Communications to the Board, the Non-Management Directors or to any individual director that relate to Interpublic’s accounting, internal accounting controls or auditing matters will also be referred to the chairperson of

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the Audit Committee. Other communications will be referred to the Presiding Director (whose responsibilities are described below) or the appropriate committee chairperson.

CODE OF CONDUCT

Interpublic has adopted a set of ethical standards, known as the Code of Conduct, which applies to all employees of Interpublic and its subsidiaries and affiliates. Interpublic’s Corporate Governance Guidelines provide that members of the Board of Directors and officers (which includes Interpublic’s Chief Executive Officer, Chief Financial Officer, Controller and Chief Accounting Officer and other persons performing similar functions) must comply with the Code of Conduct. In addition, the Corporate Governance Guidelines state that the Board will not waive any provision of the Code of Conduct for any Director or executive officer. The Code of Conduct, including future amendments, is available free of charge on Interpublic’s website at http://www.interpublic.com or by writing to The Interpublic Group of Companies, Inc., 1114 Avenue of the Americas, New York, NY 10036, Attention: Secretary.

MEETINGS AND COMMITTEES OF THE BOARD

Board Structure and Committees

The standing committees of the Board consist of the Executive Committee, the Compensation and Leadership Talent Committee, the Corporate Governance Committee and the Audit Committee. The

activities of the Compensation and Leadership Talent Committee, the Corporate Governance Committee and the Audit Committee are each governed by a charter that is available free of charge on Interpublic’s website at http://www.interpublic.com or by writing to The Interpublic Group of Companies, Inc., 1114 Avenue of the Americas, New York, NY 10036, Attention: Secretary. A description of the responsibilities of each standing Committee of the Board is provided in this Proxy Statement below under the heading “Principal Committees of the Board of Directors.”

Attendance at Board of Directors and Committee Meetings

The Corporate Governance Guidelines provide that each director is expected to prepare for, attend and participate in, at least 75% of all regularly scheduled and special meetings of the Board, absent special circumstances. The Board of Directors held seven meetings in 2012 and committees of the Board held a total of 19 meetings. During 2012, each director attended 75% or more of the total number of meetings of the Board of Directors and committees on which he or she served.

Attendance at Annual Meeting of Shareholders

Interpublic does not have a specific policy for attendance by directors at the Annual Meeting of Shareholders. However, each current director who was a director at the time of the 2012 Annual Meeting attended the meeting.

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Principal Committees of The Board of Directors

The table below provides 2012 membership information for each of the Board Committees.

Name	Audit	Compensation and Leadership Talent	Corporate Governance	Executive

Jocelyn Carter-Miller	x	x
Jill M. Considine		CHAIR	x	x
Richard A. Goldstein*	x		CHAIR	x
H. John Greeniaus	x	x
Mary J. Steele Guilfoile	CHAIR		x	x
Dawn Hudson	x		x
William T. Kerr	x	x
Michael I. Roth				CHAIR
David Thomas	x		x
Number of Meetings in 2012	7	6	6	0

(*)	Presiding Director

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2013 Committee Changes

Effective April 1, 2013, the Board approved Committee membership and Presiding Director changes as reflected in the following table.

Name	Audit	Compensation and Leadership Talent	Corporate Governance	Executive

Jocelyn Carter-Miller	x		x
Jill M. Considine		x	x
Richard A. Goldstein		x	x
H. John Greeniaus		x	x
Mary J. Steele Guilfoile	CHAIR			x
Dawn Hudson	x
William T. Kerr		CHAIR		x
Michael I. Roth				CHAIR
David Thomas*	x		CHAIR	x

(*)	Presiding Director

Executive Committee

The Executive Committee is authorized, when the Board of Directors is not in session, to exercise all powers of the Board of Directors which, under Delaware law and the by-laws of Interpublic, may properly be delegated to a committee, except certain powers that have been delegated to other committees of the Board of Directors or reserved for the Board of Directors itself. Due to the frequency of meetings of the Board and other committees of the Board, the Executive Committee did not hold any meetings in 2012.

Corporate Governance Committee

The Corporate Governance Committee is responsible for recommending to the Board of Directors the persons to be nominated for election to the Board of Directors and the membership and chairman of each Board committee. The other responsibilities of the Corporate Governance Committee include the establishment of criteria for membership on the Board and its committees, the review and recommendation to the Board as to the independence of Non-Management Directors under the requirements set forth in Interpublic’s Corporate Governance Guidelines and the NYSE Listing Standards, the evaluation on an annual

Corporate Governance Practices continued

basis of the collective performance of the Board and the Board’s committees, the recommendation to the Board of compensation and benefits for Non-Management Directors, the review and general oversight of the Company’s corporate social responsibility programs and practices, and the periodic assessment and recommendation to the Board of the best practices in corporate governance matters generally. In addition, the Corporate Governance Committee is authorized to hire experts or other independent advisers or legal counsel, at Interpublic’s expense, to assist the Committee in the discharge of its duties. Each member of the Corporate Governance Committee is a Non-Management Director and is independent in accordance with the standards set forth in Interpublic’s Corporate Governance Guidelines and the NYSE Listing Standards.

Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to (i) the annual financial information to be provided to shareholders and the SEC; (ii) the system of internal controls that management has established; and (iii) the internal and external audit processes. In addition, the Audit Committee provides an avenue for communication among internal audit, the independent auditor, financial management and the Board. The Audit Committee also is responsible for the selection and retention of Interpublic’s independent auditor and the review of its compensation. Specific activities of the Audit Committee are described in the Audit Committee Report on page 12. Other responsibilities of the Audit Committee are described below under the heading “Risk Management.” In addition, the Audit Committee is authorized to hire experts or other independent advisers or legal counsel, at Interpublic’s expense, to assist the Audit Committee in the discharge of its duties. Each member of the Audit Committee is a Non-Management Director and is independent in accordance with the standards set forth in Interpublic’s Corporate Governance Guidelines and the NYSE Listing Standards. The Board has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” within the meaning of applicable SEC rules.

Compensation and Leadership Talent Committee

The Compensation and Leadership Talent Committee (the “Compensation Committee”) is responsible for the adoption and periodic review of an executive remuneration strategy for Interpublic and its subsidiaries, which ensures that executive compensation for key senior executives is designed to incentivize and reward long-term growth, profitability and return to shareholders.

In the execution of such duties, the Compensation Committee is responsible for approving the compensation paid to senior executives of Interpublic and its subsidiaries. For these purposes, compensation includes but is not limited to: (i) salary, (ii) deferred compensation, (iii) bonuses and other extra compensation of all types, including annual and long-term performance incentive awards under Interpublic’s 2009 Performance Incentive Plan (the “2009 PIP”), (iv) The Amended and Restated Interpublic Restricted Cash Plan, (v) insurance paid for by Interpublic or any of its subsidiaries other than group plans, (vi) annuities and individual retirement arrangements, (vii) Executive Special Benefit Agreements, (viii) Interpublic’s Senior Executive Retirement Income Plan, and (ix) Interpublic’s Capital Accumulation Plan. The Compensation Committee also administers the 2009 PIP (and its predecessors) and the Employee Stock Purchase Plan (2006).

The Compensation Committee is responsible for approving the adoption of new plans and changes made to these plans and makes recommendations to the Board with respect to incentive compensation and equity based programs. The Compensation Committee also reviews initiatives of Interpublic and its subsidiaries to retain and develop key employees on an ongoing basis and coordinates, manages and reports to the Board on the annual performance evaluation of key executives of Interpublic. In addition, the Compensation Committee is authorized to hire experts or other independent advisers or legal counsel, at Interpublic’s expense, to assist the Compensation Committee in the discharge of its duties.

Corporate Governance Practices continued

The Compensation Committee’s primary processes for establishing and overseeing executive compensation are described in the Compensation Discussion and Analysis under the heading “Setting Compensation for the Named Executive Officers.” Each member of the Compensation Committee is a Non-Management Director and is independent in accordance with the standards set forth in Interpublic’s Corporate Governance Guidelines and the NYSE Listing Standards.

Board Leadership Structure

The Board continually examines its policies to ensure that Interpublic’s corporate governance and Board structure are designed to maximize the Company’s effectiveness. Currently, the Board believes that Interpublic’s Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the operations of the Company, and most capable of determining the strategic and operational priorities of Interpublic and leading discussions with the Board. To ensure a proper level of independent board oversight, the Board has also designated a Presiding Director, who has the duties described below. The Board believes that the corporate governance measures it has in place ensure that strong, independent directors effectively oversee our management and provide vigorous oversight of our key issues relating to strategy, risk and integrity.

Interpublic’s Board structure allows for independent directors to bring experience, oversight and expertise from outside Interpublic and other industries, while the Chief Executive Officer brings a company-specific knowledge base and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes more effective strategy development and execution and a more enhanced information flow between management and the Board, which are essential to effective governance. The Board believes the combined role of Chairman and Chief Executive Officer, together with a Presiding Director, provides the most efficient and effective leadership for Interpublic, and accordingly is in the best interests of Interpublic and our shareholders.

Presiding Director

The Presiding Director of the Board helps to coordinate communications between the Board and management of Interpublic. Specifically, the Presiding Director, convenes and chairs meetings and executive sessions of the Non-Management Directors, coordinates feedback to the Chairman and Chief Executive Officer on behalf of the Non-Management Directors on business issues and management, and coordinates and develops with the Chairman of the Board and Chief Executive Officer the agendas and presentations for meetings of the Board. Effective April 1, 2013, Mr. Thomas was elected to serve as the Presiding Director.

Risk Management

The Board and its committees have an active role in the oversight and management of Interpublic’s risks. Elements of the Board’s risk management practices include:

•	an annual review and assessment by the Board of the primary operational and regulatory risks facing Interpublic, their relative magnitude and management’s plan for mitigating these risks;

•

specific oversight by the Audit Committee of Interpublic’s financial risk exposure, including Interpublic’s credit and liquidity position. Such oversight includes discussions with management and internal auditors on the magnitude and steps taken to address and mitigate any such risks;

•

Audit Committee oversight of Interpublic’s compliance with its Code of Conduct, including establishing procedures for the receipt of anonymous complaints or concerns from employees on accounting, internal accounting controls and auditing matters;

•	Audit Committee administration of Interpublic’s Related Person Transaction Policy;

•	Corporate Governance Committee management and oversight of potential risks associated with potential issues of independence of any Directors and potential conflicts of interest;

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•	Compensation Committee evaluation and management of risks relating to Interpublic’s compensation plans and arrangements, as well as Interpublic’s overall compensation philosophy and practices; and

•	the establishment of standard policies specifically designed to mitigate potential risks, including requiring Board approval for all acquisitions above a modest dollar amount.

Each committee also regularly informs the Board of any potential issues or concerns raised when performing its risk management duties.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

Interpublic’s Code of Conduct requires directors and employees to avoid activities that could conflict with the interests of Interpublic, except for transactions that are disclosed and approved in advance. Interpublic has adopted a written policy (the “Related Person Transaction Policy”) under which approval is required for any transaction, agreement or relationship between Interpublic or any of its consolidated subsidiaries and a Related Person (a “Related Person Transaction”).

Under the Related Person Transaction Policy, a “Related Person” is defined as any (i) director, nominee for election as a director, an executive officer or any of their “immediate family members” (as defined by the Related Person Transaction Policy); (ii) any entity, including not-for-profit and charitable organizations, controlled by or in which any of the foregoing persons have a substantial beneficial ownership interest; or (iii) any person who is known to be, at the time of the transaction, the beneficial owner of more than 5% of the voting securities of Interpublic or an immediate family member of such person.

Under the policy, Related Person Transactions do not include any employee benefit plan, program, agreement or arrangement that has been approved by the Compensation Committee or recommended by the Compensation Committee for approval by the Board.

To facilitate compliance with the policy, the Code of Conduct requires that employees, including directors and executive officers, report circumstances that may create or appear to create a conflict between the personal interests of the individual and the interests of Interpublic, regardless of the amount involved, to Interpublic’s Chief Risk Officer using Interpublic’s Compliance Report Form. Each director and executive officer annually confirms to the Company certain information about Related Person Transactions as part of the preparation of Interpublic’s Annual Report on Form 10-K and its annual proxy statement. Director nominees and persons promoted to executive officer positions must also confirm such information at the time of their nomination or promotion. Management also reviews its records and makes additional inquiries of management personnel and, as appropriate, third parties and other sources of information for the purpose of identifying Related Person Transactions, including Related Person Transactions involving beneficial owners of more than 5% of Interpublic’s voting securities.

The Audit Committee reviews transactions subject to the Related Person Transaction Policy and determines whether or not to approve or disapprove those transactions, by examining whether or not the transactions are fair, reasonable and within Interpublic policy. The Audit Committee makes its determination by taking into account all relevant factors and any controls that may be implemented to protect the interests of Interpublic and its shareholders. Among the factors that the Audit Committee takes into account in determining whether a transaction is fair and reasonable, as applicable, are the following:

•	the benefits of the transaction to Interpublic;

•	the terms of the transaction and whether they are arm’s-length and in the ordinary course of Interpublic’s business;

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•	the direct or indirect nature of the related person’s interest in the transaction;

•	the size and expected term of the transaction; and

•	other facts and circumstances that bear on the materiality of the Related Person Transaction under applicable law and listing standards.

No director may participate in any consideration or approval of a Related Person Transaction with respect to which he or she or any of his or her immediate family members is the Related Person. Related Person Transactions entered into, but not approved or ratified as required by the Related Person Transaction Policy, are subject to termination by Interpublic. If the transaction has been completed, the Audit Committee will consider if rescission of the transaction is appropriate and whether disciplinary action is warranted.

Related Person Transactions

Since January 1, 2012, there were no transactions involving a Related Person identified in the responses to the annual questionnaire sent to each director and executive officer of Interpublic or that otherwise are known to the Audit Committee or Interpublic.

Corporate Governance Practices continued

DIRECTOR SHARE OWNERSHIP GUIDELINES

The Compensation Committee has adopted Common Stock ownership guidelines for Non-Management Directors. These guidelines set the minimum ownership expectations for Non-Management Directors at a value of $300,000, which represents three times the Directors’ current annual cash retainer of $100,000. Non-Management Directors elected in or following 2008 have five years from their initial election to meet this guideline. Outstanding shares of restricted stock are included in a Director’s share ownership, but Common Stock underlying unexercised stock options is not included. The Company believes that the equity component of director compensation serves to further align the Non-Management Directors with the interests of our shareholders. For information about share ownership of our Non-Management Directors, see “Non-Management Director Compensation” on page 31 and “Share Ownership of Management” on page 92. For a discussion of the share ownership guidelines applicable to Interpublic’s executives, see “Compensation Discussion and Analysis — Share Ownership Guidelines.” As of December 31, 2012, all Non-Management Directors had met or exceeded these guidelines, with exception to Ms. Hudson who was elected to the Board in 2011 and will have until 2016 to reach set ownership guidelines.

NON-MANAGEMENT DIRECTOR COMPENSATION

Annual Board/Committee Retainer Fees

During 2012, each Non-Management Director received as cash compensation for services rendered an annual retainer of $100,000. No additional compensation was paid for attendance at Board or committee meetings.

For 2012, the Chairpersons of the Compensation Committee and the Audit Committee each received an additional annual retainer of $20,000 and the Chairperson of the Corporate Governance Committee received an additional annual retainer of $10,000 per year. At a meeting held on October 25, 2012, the Corporate Governance Committee approved an increase of the annual fee paid to the Chairperson of the Corporate Governance Committee from $10,000 to $15,000, beginning January 1, 2013.

Presiding Director Retainer Fees

As Presiding Director for 2012, Mr. Goldstein received $25,000. This retainer was in addition to his retainers for service as a Non-Management Director and as the Chairperson of the Corporate Governance Committee.

Non-Management Directors Plan

Each Non-Management Director in 2012 also received, as consideration for services rendered as a member of the Board, an award of restricted shares of Common Stock having a market value of $100,000 on the date of grant (the “Restricted Shares”) under the 2009 Interpublic Non-Management Directors’ Stock Incentive Plan, which was approved by the shareholders in 2009 (the “2009 Directors Plan”).

Under the terms of the 2009 Director Plan, a recipient of restricted shares has all rights of ownership with respect to the shares, including the right to vote and to receive dividends, except that, during a restricted period ending on the third anniversary of that date of the grant (or, if earlier, the cessation due to death or disability), (i) the recipient is prohibited from selling or otherwise transferring the shares and (ii) the shares are subject to forfeiture if the recipient’s service as a director terminates for any reason, other than due to death or disability, the Corporate Governance Committee, which is responsible for the administration of the 2009 Directors’ Plan, has discretion to waive the forfeiture if the cessation of service occurs on or after the first anniversary of the grant.

On May 31, 2012, in accordance with the 2009 Directors’ Plan, Mss. Carter-Miller, Considine, Guilfoile and Hudson and Messrs. Goldstein, Greeniaus, Kerr and Thomas each received a grant of 9,514 Restricted Shares.

On October 25, 2012, the Corporate Governance Committee increased annual grant of restricted shares to Non-Management Directors, beginning with the grant to be made in May 2013, from $100,000 to $150,000.

Deferred Compensation

Mr. Goldstein and Ms. Considine each have an agreement with Interpublic under which they deferred all director fees for service before 2007. In 2012, the amounts deferred earned interest credits at an annual rate of 0.10%. The amounts deferred and accrued interest will be paid in a lump-sum within 30 days after the director’s separation from the Board. This rate did not constitute “above-market” or “preferential” earnings on deferred compensation as defined by SEC rules.

Charitable Matching Program

Under a charitable matching program (the “Charitable Matching Program”), which was approved by the Board of Directors and has been in effect for a number of years, Interpublic matches up to $20,000 in charitable contributions made to eligible charities and academic institutions by members of the Board of Directors and certain senior management employees of Interpublic and its subsidiaries.

Non-Management Director Compensation continued

Non-Management Director Compensation Table

The following table shows the compensation paid to Non-Management Directors for 2012. (1)

Name	Fees Earned or Paid in Cash (3) ($)	Stock Awards (4) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensations (5) ($)	Total ($)

Reginald K. Brack (2)	50,000	0	0	0	0	0	50,000
Jocelyn Carter-Miller	100,000	100,000	0	0	0	0	200,000
Jill M. Considine	120,000	100,000	0	0	0	20,000	240,000
Richard A. Goldstein	135,000	100,000	0	0	0	20,000	255,000
H. John Greeniaus	100,000	100,000	0	0	0	20,000	220,000
Mary J. Steele Guilfoile	120,000	100,000	0	0	0	10,000	230,000
Dawn Hudson	100,000	100,000	0	0	0	0	200,000
William T. Kerr	100,000	100,000	0	0	0	20,000	220,000
David M. Thomas	100,000	100,000	0	0	0	20,000	220,000

Non-Management Director Compensation continued

(1)

Michael Roth, Interpublic’s Chairman of the Board and Chief Executive Officer, is not included in this table because he is an employee of Interpublic and receives no compensation for his services as Director. Mr. Roth’s compensation as an employee of Interpublic is shown in the Summary Compensation Table on page 60, and the sections that follow the Summary Compensation Table.

(2)	Mr. Brack retired from the Board effective May 24, 2012.

(3)	Consists of annual retainer fees, Committee chairmanship retainer fees and, for Mr. Goldstein, the retainer fee for service as the Presiding Director.

(4)

Consists of the grant date fair value of the restricted stock awards granted on May 31, 2012, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The assumptions used in the calculation of these amounts are set forth in Note 10 to Interpublic’s audited financial statements included in Interpublic’s Form 10-K for the year ended December 31, 2012 (the “2012 Form 10-K”).

(5)	Consists entirely of matching charitable contributions made by Interpublic under Interpublic’s Charitable Matching Program.

COMPENSATION DISCUSSION AND ANALYSIS

This section of our Proxy Statement provides an overview of our compensation philosophy and our executive compensation programs, which are designed to reward our senior leaders for effectively building long-term shareholder value. This section of the Proxy Statement also details how we pay our “Named Executive Officers,” as well as the factors weighed by the Compensation and Leadership Talent Committee of our Board of Directors (the “Committee”) in arriving at specific compensation policies and decisions involving executive pay in 2012.

Our 2012 Named Executive Officers:

Michael I. Roth	Chairman and Chief Executive Officer

Frank Mergenthaler	EVP, Chief Financial Officer

Philippe Krakowsky	EVP, Chief Strategy and Talent Officer

Andrew Bonzani	SVP, General Counsel & Secretary

Christopher Carroll	SVP, Controller and Chief Accounting Officer

Compensation Discussion and Analysis continued

EXECUTIVE SUMMARY

Executive Compensation Highlights for 2012

Our executive compensation programs are aligned with best practices in corporate governance:

We align pay with performance. Our incentive plans are closely tied to performance and create significant leverage whether in years of strong or more moderate financial performance, which aligns Agency Management with the interests of our shareholders. In 2012, our NEOs, on average, received approximately 75% of total target compensation in variable pay (annual and long-term incentives). The long-term incentives of our Named Executive Officers (NEOs) are 100% performance-based and are earned based on achieving corporate financial goals, with the exception that our Chairman & CEO receives a portion (1/3) of his long-term incentives in stock options which are tied directly to the our stock price performance.

Our programs require executive share ownership. We adopted share ownership guidelines in 2007; in 2012, we increased our Chairman & CEO’s required share ownership guideline from 5x to 6x base salary. All NEOs are in compliance with or are in progress of achieving their established ownership guideline. Beginning in 2013, those executives who have not met their established guideline level in the time allotted will be required to hold all net shares delivered from equity vestings until requirements are met.

Our equity plan includes appropriate safeguards. We prohibit our NEOs and other senior executives from engaging in any transaction involving derivatives designed to hedge against the market risk associated with ownership of Interpublic shares. Our Performance Incentive Plan prohibits the repricing of stock options without shareholder approval and does not allow for the granting of reload stock options. In addition, we adopted a clawback policy under which compensation can be recovered in the event of a significant restatement of our financial results due to fraud or misconduct.

We appropriately limit guaranteed compensation. The majority of our compensation is performance based. As shown on page 65 in footnote 9 of the Summary Compensation Table, we do not provide company-paid perquisites to our most senior executives. Executive severance and change-in-control agreements are limited to 2.99 times the sum of base salary and target bonus, with the majority of NEOs receiving less than this amount. Dividends cannot be earned on unvested performance shares.

These practices were validated at our annual meeting of shareholders in May 2012 when a substantial number of votes (92%) were cast in favor of our executive compensation. We did not make any significant structural changes to our compensation programs in 2012.

2012 Business Highlights

2012 challenged us in terms of growth, but we proved our ability to manage costs and continued to invest in the most promising areas of the business, such as digital and emerging markets. We also drove significant value creation through our strong balance sheet and the return of capital to our owners.

Key headlines of our performance included:

•

After two years of organic growth results that were among the best in our industry, we faced challenging comparisons, as well as revenue headwinds of approximately 3% in 2012 from account losses incurred in late 2011. While we were able to show organic revenue growth of 0.7% for the full year despite these significant hurdles, this was not at the level that we had originally targeted.

International revenue growth was 3.8% for the year, with consistently strong results in many of the world’s most dynamic emerging markets, including Brazil, China and India. Our digital offerings – within our global networks, integrated domestic independent agencies and standalone digital specialists – also made significant contributions to revenue growth.

Compensation Discussion and Analysis continued

EXECUTIVE SUMMARY

•

Turning to expenses, the 2012 results reflect our ability to respond to a volatile economy and revenue headwinds by closely managing costs. This included the alignment of incentives to the reality of our performance.

For the full year, operating expenses increased by 0.5% organically and operating margin was maintained at 9.8%, the same level as in 2011. Excluding the benefits of the sale of half of our holdings of Facebook in each period, full year diluted earnings per share in 2012 was $0.82, compared to $0.76 in the prior year, an increase of approximately 8%.

•

We continued to be very active in using the strength of our balance sheet to enhance our credit profile and create value for shareholders. We were successful in opportunistically tapping the capital markets to pre-fund 2013 maturities, locking in the lowest rates in Interpublic’s history. Our strong credit profile was also recognized by our extremely successful debt issuance in the fourth quarter.

Share repurchases in 2012 totaled 33 million and an additional 33 million dilutive share equivalents in convertible debt was retired during the course of the year. During 2012, our dividend and share repurchase programs returned $454 million to owners, bringing the total amount that has been put to work for shareholders since the initiation of our return of capital programs two years ago to nearly $1 billion.

Global economic and political uncertainty made for a choppy year on the stock market, but our annualized total shareholder return (“TSR”) in 2012 was 16%, in line with that of the S&P 500 market index and our major US competitor, but trailing our European competitors. For the three year period spanning 2010 through 2012, our TSR exceeded that of the S&P 500 and is in line with the average return of our three major competitors.

2012 Target Compensation Pay Mix for the NEOs

For 2012, on average, approximately 75% of the target total compensation (excluding benefits) for NEOs was variable pay (see chart that follows). For our NEOs, 100% of the annual incentives and performance-based awards could be earned only if corporate financial performance goals were met.

*	Granted to Chairman & CEO only

2012 Compensation Highlights

The Compensation Committee periodically reviews the Company’s compensation policies and programs and continues to believe that they encourage executives to remain focused on delivering against both the short-term and long-term goals of the Company. In 2012, the Committee made the following few adjustments to retain current executives, attract new talent and continue strengthening the linkage between pay and long-term performance:

•

Base salaries: In December 2012, IPG took important steps in developing key internal talent, which included the decision to give Frank Mergenthaler and Philippe Krakowsky direct operational oversight responsibilities for portions of the portfolio, each equal to approximately 15% of the Company’s total revenue. In recognition of the enhanced responsibilities, Mr. Mergenthaler’s base salary was increased 11% (from $900,000 to $1,000,000) and Mr. Krakowsky’s base salary was increased 7% (from $750,000 to $800,000). Both increases were effective December 2012. In addition, Mr. Bonzani was newly hired in February 2012 with a base salary of $550,000 in his role as SVP, General Counsel & Secretary.

Compensation Discussion and Analysis continued

•

Annual Incentives: We continued with the design first approved in 2011 which increased emphasis on the two financial measures key to driving shareholder value (organic revenue growth and Operating Income After Incentive Margin). As part of his compensation package, upon hire Mr. Bonzani was approved for an annual incentive target set at 75% of his base salary. No changes were made to the annual incentive target levels for other NEOs.

•

Long-term Incentives: We continued with the design first approved in 2011. No changes were made in 2012 with the exception of increased long-term incentive award values for Mr. Mergenthaler and Mr. Krakowsky, which were increased as a result of strong individual performance as well as the annual competitive market assessment.

2012 Target Compensation vs. 2011

Name	Year	Base Salary Earned ($)	(%)	Target Al ($)	LTI Value ($)	Total Target Compensation ($)	Difference in Total Target Compensation ($)

Michael I. Roth	2012	1,400,000	160	2,240,000	7,000,000	10,640,000
	2011	1,400,000	160	2,240,000	7,000,000	10,640,000	0
Frank Mergenthaler (1)	2012	908,333	100	900,000	2,250,000	4,058,333
	2011	900,000	100	900,000	2,000,000	3,800,000	258,333
Philippe Krakowsky (2)	2012	754,167	100	750,000	1,750,000	3,254,167
	2011	736,667	100	736,667	1,350,000	2,823,334	430,833
Andrew Bonzani (3)	2012	478,958	75	412,500	600,000	1,491,458
	2011	–	–	–	–	–	–
Chris Carroll (4)	2012	543,375	60	326,025	450,000	1,319,400
	2011	538,781	60	323,269	450,000	1,312,050	7,350

(1)

To compensate for enhanced responsibilities, in December 2012 Frank Mergenthaler’s base salary was increased 11% (from $900,000 to $1,000,000). Target bonus opportunity is based on salary prior to rate increase.

(2)

To compensate for enhanced responsibilities, in December 2012, Philippe Krakowsky’s base salary was increased 7% (from $750,000 to $800,000). Target bonus opportunity is based on salary prior to rate increase.

(3)

Andrew Bonzani began employment with IPG in February 2012. Pursuant to the terms of his employment agreement, his 2012 target annual incentive would be based on his full current base salary of $550,000 rather than base salary earned in 2012 which has been prorated to his February 2012 start date.

(4)	The year-over-year increase shown for Chris Carroll is due to the fact that his base salary was increased from $525,000 to $543,375 in April 2011 (prorated salary in 2011).

Compensation Discussion and Analysis continued

EXECUTIVE SUMMARY

2012 Annual Incentives (paid in 2013)

Name	Annual Incentive Target ($)	Annual Incentive Payment ($)	(% of Target)

Michael I. Roth	2,240,000	2,100,000	94
Frank Mergenthaler	900,000	1,250,000	139
Philippe Krakowsky	750,000	1,000,000	133
Andrew Bonzani	412,500	400,000	97
Christopher Carroll	326,025	350,000	107

Details relating to determination of the annual incentive payments is provided on page 50 under the heading “2012 Annual Incentive Payouts.”

2012 Long-Term Incentive awards (vesting in 2015):

Name	2012 Long Term Incentive Target Value Awarded (value of A+B+C) ($)	Value of Stock Options at Grant (A) ($)		Value of Performance Shares, 2012-13 Performance Cycle (B) ($)		Value of Performance Cash Award, 2012-13 Performance Cycle* (C) ($)

Michael I. Roth	7,000,000	2,333,333		2,333,333		2,333,3334
		(546,448 Options	)	(199,089 shares	)
Frank Mergenthaler	2,250,000	0		750,000		1,500,000
				(63,993 shares	)
Philippe Krakowsky	1,750,000	0		583,333		1,166,667
				(49,772 shares	)
Andrew Bonzani	600,000	0		200,000		400,000
				(17,064 shares	)
Christopher Carroll	450,000	0		150,000		300,000
				(12,798 shares	)

*	Performance cash will be settled 50% in cash and 50% in shares. The number of shares will be determined upon date of settlement.

Compensation Discussion and Analysis continued

In addition to the awards listed above, on February 28, 2012 Andrew Bonzani received a special payment of $850,000 as compensation for long-term incentive awards that he forfeited upon leaving his previous employer. This amount was paid in two parts: (i) a $425,000 bonus payment in February 2012 and (2) a restricted cash award in the amount of $425,000 that vested on September 30, 2012.

Details relating to determination of the above awards are provided on page 50 under the heading “2012 Long-Term Incentive Awards.”

Payout of 2010 Annual Long-Term Incentive Awards

For the 2010-12 performance cycle, the corporate goals achieved were 125.8% of the target amount. This resulted in the following payments in March 2013:

Name	2010-2012 Performance Cash at Target ($)	Final Performance Rating* (%)	2010-2012 Performance Cash Final Value (settled 100% in shares in March 2013) ($)

Michael I. Roth	1,666,667	125.8	2,096,667
Frank Mergenthaler	1,016,667	125.8	1,278,967
Philippe Krakowsky	800,000	125.8	1,006,400
Christopher Carroll	366,667	125.8	461,267

*	Final performance rating based on progress against financial goals.

Further details relating to the 2010-2012 Performance Cash Award are provided beginning on page 54, under the heading “2010-2012 Performance Plan Payouts.”

Compensation Discussion and Analysis continued

COMPENSATION PHILOSOPHY AND BASIC PRINCIPLES

Our executive compensation philosophy remains to provide a market-competitive total compensation program that:

•	Supports our talent needs and business objectives

•	Ties a significant portion of pay to performance

•	Aligns with the interests of our shareholders

Our success continues to depend on our ability to attract, motivate and retain a diverse group of talented individuals throughout our organization – who will enable us to deliver the best and most contemporary marketing solutions to drive our clients’ businesses. Talent is our Company’s most vital asset, which is why it represents our most significant expense. We must continue to ensure the investments we make in our key people are disciplined and designed to drive results. To this end, our compensation programs are guided by the following basic principles:

•	Our compensation programs will be balanced and are intended to treat all stakeholders equitably.

•

Our executive compensation programs will include four major elements: base salary, performance-based annual cash incentives, long-term cash and equity incentives, retirement and other benefit programs. These programs are discussed in detail in the section entitled “2012 Executive Compensation Program Elements” that appears below. It bears noting that, outside of the Charitable Matching Program (which is capped at $20,000 per executive per year), company-paid perquisites are not offered to our most senior executives.

•

Our fixed and performance-based compensation will target our competitive market for talent. Outstanding financial and individual performance may deliver total earned compensation that is above target to certain individuals.

•

Our competitive market for executive leadership includes companies with similar talent requirements within the following sectors: direct advertising, marketing communications, media/ entertainment, publishing and, increasingly, digital media.

•

All individual pay decisions will consider the competitive market data and will be based on an executive’s performance against financial and individual objectives, as well as contributions and skills identified in our annual Leadership Talent and Succession Plan Review (“Talent Review”) process. Exceptional performance against these measures may result in pay levels exceeding the competitive market for certain executives who deliver outstanding results.

•

We will strive to design incentive programs that can be responsive to unique market requirements and that provide meaningful and appropriate rewards for superior results, encouraging executives to take carefully considered decisions to drive said superior performance, while discouraging excessive or unjustified risks.

•	Senior executives and non-management directors will be required to meet stock ownership guidelines.

•	When warranted, incentive recovery policies will be vigorously enforced.

•	The communication and implementation of our compensation programs will be clear, specific and transparent.

Compensation Discussion and Analysis continued

HOW COMPENSATION DECISIONS ARE MADE

Role of the Compensation Committee

The Committee is responsible for establishing, implementing and continually monitoring adherence to the Company’s compensation philosophy, as well as approving compensation awarded to senior corporate and operating executives, including the NEOs. Among its duties, the Committee is responsible for formulating the compensation recommendations for our Chairman & CEO and approving all compensation recommendation for select senior executives. Following review and discussion, the Committee submits its recommendations for compensation for the Chairman & CEO to the non-employee members of our Board for approval. The Committee is supported in its work by the EVP, Chief Strategy and Talent Officer, his staff, and an independent executive compensation consultant as described below.

The Committee’s charter, which sets out its duties and responsibilities and addresses other matters, can be found on our website at http://www.interpublic.com.

Role of Executive Officers and Management in Compensation Decisions

The Committee makes all pay decisions related to the NEOs. The Chairman & CEO does not participate in the Committee’s deliberations or decisions with regard to his own compensation.

At the Committee’s request, the Chairman & CEO does present individual pay recommendations to the Committee for the CFO, the other NEOs and other executives whose compensation arrangements are subject to the Committee’s review. The Chairman & CEO’s pay recommendations for such executives are informed by his assessments of individual contributions to the Company’s financial performance, achievement of specified performance or strategic objectives, results from our annual talent review process, as well as competitive pay data and other factors. These recommendations are then considered by the Committee with the assistance of its independent consultant.

The Chairman & CEO, the EVP, Chief Strategy and Talent Officer, the SVP, General Counsel & Secretary, and the Vice President of Global Executive Compensation all attend Committee meetings, but are not present for the Committee’s executive sessions, or for any discussion of their own compensation. Other senior executives, as appropriate to the topic, may be asked to attend Committee meetings to provide relevant information or advice, but they also do not attend executive sessions, or any discussion of their own compensation.

Role of Independent Consultant

In 2012, the Committee again retained the services of an external independent executive compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), to work for the Committee in its review of executive and non-employee director compensation practices, including the competitiveness of pay levels, executive compensation design issues, market trends, and technical considerations.

At no time during 2012, nor at any other time, has the Committee directed Meridian to perform its services in any particular manner, or using any particular methodology.

The Committee has the final authority to hire and terminate the consultant, and the Committee evaluates the consultant annually. Pursuant to SEC rules the Committee has assessed the independence of Meridian and concluded that no conflict of interest exists that would prevent Meridian from independently representing the Committee. Meridian does not provide any consulting advice to Interpublic, or any of its subsidiaries, outside the scope of executive compensation and will not do so without the prior consent of the Committee chair. Meridian meets with the Committee chair and the Committee outside the presence of management.

Setting Compensation for the Named Executive Officers

The Committee reviews and assesses the total compensation of each NEO on an annual basis. Material

Compensation Discussion and Analysis continued

changes in compensation typically occur only based on performance, in response to significant changes in an individual’s responsibility, due to changes in market conditions, or in limited circumstances when the Company is at risk of losing a highly talented and valued employee.

Compensation decisions are made based on the following information:

•

External Market Analysis: The Committee annually conducts a review of the competitive market compensation level for each NEO. This review is performed by the independent consultant after the Committee has approved the peer companies to be used for the study. The Committee targets the competitive market for talent for both fixed and total target compensation.

•	Internal Equity: When making pay decisions, the Committee also takes into account internal equity. The Company has established comparability guidelines based on an executive’s purview with regard to revenue, operating income and headcount responsibility, geographic scope, and job complexity.

•

Individual Performance and Talent Assessment: The Committee’s consideration is also informed by the Company’s Talent Review process. The Committee participates in this annual review with the full membership of the Board of Directors. This Board-level review includes a discussion of each of the NEOs, their future career path and successors, as well as succession plans for the IPG CEO position. These reviews inform pay decisions by providing an in-depth look at the NEOs, their responsibilities, relative contributions and future potential, as well as their relative compensation.

•

Additional Considerations: The Committee also evaluates other factors such as scarce skills, leadership skills, long-term potential and key client relationships are also taken into consideration when reviewing compensation.

Compensation Discussion and Analysis continued

USE OF COMPETITIVE DATA FOR COMPENSATION REVIEWS

The Market for Talent

In order to ensure our compensation programs reflect best practices, as well as to maintain competitive compensation program designs and levels, the Committee considers market data and compensation ranges of our peer groups. While several modifications were made IPG’s peer groups in 2011, no changes were recommended for 2012 as the groups continued to contain an appropriate representation of IPG’s industry competitors and size-relevant, talent-focused comparators.

In 2012, Meridian Compensation Partners conducted its annual market review to assess the competitiveness of current compensation (consisting of base salary, target annual incentive and target long-term incentives) received by the NEOs. Retirement benefits, which are reviewed periodically, were excluded as the last review had recently taken place in 2011. Using size-adjusted data, the 2012 study concluded that target total compensation for the NEOs is aligned with the market median of peers.

Due to an increasingly convergent media landscape, the Company increasingly competes for executive talent not only with direct industry peers but also a broader group of companies. To reflect this key development and capture the full scope of labor markets in which the Company now sources talent, the annual compensation review benchmarked pay against two peer groups:

Peer Group	Who They Are and Why They Represent a Relevant Benchmark

Direct Advertising and Marketing Services Peers (“the Direct Peer Group”)	Five companies that directly compete with us for services and talent. The data for these companies were drawn from the most recent Global Marketing Communication Survey conducted by Mercer LLC, and from SEC filings and annual reports.
Talent Peer Group

An additional 19 companies in other highly talent-dependent industries, including media and entertainment, creative technology, and online/digital media. With some exceptions, these companies are generally within the range of 1/3X to 3X IPG’s size in terms of revenue; the median revenue of this peer group is comparable to that of IPG. The data for these companies was obtained from the Towers Watson U.S. CDB General Industry Executive Database and SEC filings.

While several modifications were made to IPG’s peer groups in 2011, no changes were recommended for 2012 as the groups continued to contain a good representation of IPG’s industry competitors and size-relevant, talent-focused comparators.

Compensation Discussion and Analysis continued

The table below lists the specific companies included in the two peer groups for 2012:

Direct Advertising Competitors

Aegis Group
Havas
Omnicom
Publicis Groupe
WPP

Talent Peers
Media/Entertainment

CBS Corporation
Discovery Communications
Liberty Interactive Group
News Corporation
Time Warner Inc.
Viacom
Walt Disney

Digital Media

Activision Blizzard, Inc.
Amazon.com, Inc.
AOL, Inc.
eBay
Electronic Arts Inc.
Google Inc.
IAC / Interactive Corp.
Yahoo! Inc.

Publishing

Dun & Bradstreet
Gannett
McGraw-Hill
Thomson-Reuters

The Role of Shareholder Say-on-Pay Votes.

We provide our shareholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”). At our annual meeting of shareholders held in May 2012, a substantial majority of the votes (92%) cast on the say-on-pay proposal at that meeting were in favor of the proposal. The Committee believes this affirms shareholders’ support of our approach to executive compensation, and, except for the adjustments made to long-term incentives, which are discussed in greater detail beginning on page 50, the Committee did not change the structure of its programs in 2012. The Committee will continue to consider the outcome of the Company’s say-on-pay votes and evolving best practices in this area when making future compensation decisions for the NEOs.

Compensation Discussion and Analysis continued

2012 EXECUTIVE COMPENSATION PROGRAM ELEMENTS

For the fiscal year ended December 31, 2012, the principal components of Interpublic’s executive compensation program were:

•	BASE SALARY

•	ANNUAL INCENTIVES

•	LONG-TERM INCENTIVES

•	RETIREMENT AND OTHER BENEFITS

BASE SALARY

Base salary is central to our ability to attract and retain talent, including our NEOs. Although its prominence in the pay mix declines with seniority, base salary generally remains an important part of compensation discussions with executive talent in our sector and related industries.

For the NEOs, base salaries are summarized below, and are the subject of individual employment agreements (described in greater detail beginning on page 77, under the heading “Employment Agreements”), which give Interpublic the ability to increase, but not decrease, base salary. Effective December 2012 the Committee made adjustments to the base salaries of Frank Mergenthaler and Philippe Krakowsky in recognition of their enhanced responsibilities, which includes direct operational oversight responsibilities for portions of the portfolio, each equal to approximately 15% of the Company’s total revenue. Mr. Mergenthaler’s base salary was increased 11% (from $900,000 to $1,000,000) and Mr. Krakowsky’s base salary was increased 7% (from $750,000 to $800,000). Andrew Bonzani was newly hired in February 2012 with a base salary of $550,000 in his role as SVP, General Counsel & Secretary.

Name	Base Salary as of 12/31/2011($)	Base Salary as of 12/31/2012($)	Increase (%)

Michael I. Roth	1,400,000	1,400,000	0
Frank Mergenthaler	900,000	1,000,000	11
Philippe Krakowsky	750,000	800,000	7
Andrew Bonzani	N/A	550,000	N/A
Christopher Carroll	543,375	543,375	0

Compensation Discussion and Analysis continued

ANNUAL INCENTIVES

Purpose

Annual cash incentives remain a standard component of compensation within our labor markets and are in place to reward performance that grows annual organic revenue, increases profitability and involves the achievement of high priority strategic objectives, all of which ultimately drive increased long-term shareholder value. Given this design, our annual incentives encourage senior leaders to stay focused on results, but do not encourage or allow for excessive and unnecessary risk-taking in achieving said results.

Target Annual Incentive Opportunities

Individual incentive award targets are expressed as a percentage of each individual’s base salary. Each year, the Committee determines the annual incentive target for the Chairman & CEO. After considering recommendations from the Chairman & CEO, the Committee then approves the annual incentive targets for the NEOs. In determining the annual cash incentive target, the Committee takes into account the same factors that it considers in determining base salary.

For 2012, the annual cash incentive targets, as a percent of base salary, for the NEOs were as follows:

Name	2012 Annual Cash Incentive Target
(as % of base salary)

Michael I. Roth	160
Frank Mergenthaler	100
Philippe Krakowsky	100
Andrew Bonzani	75
Christopher Carroll	60

These target percentage levels are unchanged from 2011, with the exception of Andrew Bonzani who was newly hired in February 2012. For the NEOs, annual incentive targets are detailed in individual employment agreements (described in greater detail beginning on page 77, under the heading “Employment Agreements”), which give Interpublic the ability to increase, but not decrease, target percentage levels.

Performance Metrics

Annual Incentive Awards are tied to results in three areas:

•	Organic Revenue Growth % (OG): measures ability to drive like-for-like revenue growth, exclusive of acquisitions and currency effects

•	Operating Income After Incentives Margin (OM): measures business efficiency and profitability

•	High Priority Objectives (HPOs): focuses individuals on defined goals that contribute to the Company’s short and long-term performance

In 2012, as in past years, actual annual incentive awards earned could vary between 0% and 200% of the individual incentive target, depending on the Company’s financial performance and individual HPO ratings. For 2012, we continued with the same design as was put in place in 2011, assigning more weight to financial goals than had previously been the case and introducing the organic revenue growth metric. In addition, the metrics and weightings for calculating annual incentives for Mr. Roth remain aligned with those of the broader population.

Organic Revenue Growth (“OG”) and Operating Income After Incentives Margin (“OM”) are the Company’s primary measures of business success and

Compensation Discussion and Analysis continued

the key drivers of shareholder value. OG reflects the competitiveness of our offerings and is defined as the percentage change in IPG’s total gross revenue vs. prior year, excluding the impact of foreign currency rate fluctuations and the net effect of acquisitions and divestitures. OM is the most fundamental measure of profitability and is defined as Operating Income After Incentives (OIAI) divided by gross revenue. OG and OM targets are set early each year, as part of the Company’s annual budgeting process.

High-priority Objectives (“HPOs”) are also set early in the year, and may consist of quantitative and/ or qualitative objectives specific to the individual. HPOs include goals tied to the Company’s overall, or an operating unit’s, strategic priorities and typically include talent management, diversity and inclusion and cross-agency collaboration. For quantitative HPOs, specific objectives are established. For qualitative HPOs, specific accomplishments or expectations are defined and the Committee exercises judgment in assessing performance.

With all HPOs, performance is evaluated after considering written assessments submitted to the Committee for both the Company as a whole and its principal operating units. Results are then ranked as “poor,” “fair,” “good,” excellent” and “spectacular,” and a rating between 0% to 200%, respectively, of the target is assigned. In 2012, as part of the incentive process, the Committee made supplemental awards to NEOs whose job responsibilities were significantly enhanced in 2012.

The chart that follows illustrates the performance metric weightings that apply to all IPG Corporate NEOs:

2012 Annual Incentive Performance Metrics

Organic Revenue Growth	20%
OIAI Margin	50%
HPOs	30%

2012 Financial Performance vs. Goals

Following on the OG of 6.1% in 2011, the OG goal set for 2012 was 3.0%. The OM goal set for 2012 was 10.3%, which represented a 50 basis point improvement from the previous year. The actual result for 2012 versus these goals are shown by the following chart:

Financial Goals	2012 Goal	2012 Actual

Organic Revenue Growth (%)	3.0%	0.7%
OIAI Margin (%)	10.3%	9.8%

These results produced a combined rating of 73.10% relative to the target for the financial performance portion of awards.

HPO Performance vs. Goals

For the corporate NEOs other than Mr. Roth, each executive’s HPO rating was based on the Committee and Chairman & CEO’s assessment of the executive officer’s achievement of the established key strategic objectives. Mr. Roth’s assessment rating was based on an assessment by the full Board of Directors of his achievement of the established key strategic objectives. There were no material adjustments made to actual financial performance in determining these ratings.

Mr. Roth

Mr. Roth received an HPO rating of approximately 140% against the 2012 HPOs. This reflected his financial and strategic leadership that resulted in the Company’s delivery of solid profitability despite a challenging revenue environment, as well as strong shareholder value creation. Key accomplishments included:

•	Continued enhancement of the Company’s offerings to ensure that we are able to meet the evolving needs of clients, particularly in digital capabilities, both embedded within all agencies

Compensation Discussion and Analysis continued

and at specialist companies, as well as in media and emerging markets. This increasingly included targeted M&A activity in key growth areas.

•

Further progress in the talent review process so that it fully engages operating unit leadership and focuses on business strategy. Effective management of the leadership transition at McCann Worldgroup without client or talent attrition.

•

Successfully represented the Company to all key stakeholders, including major multinational clients, a number of whom he was increasingly involved at a global level, as well as with current and prospective employees. Outstanding performance in outreach to the financial community. Mr. Roth also continued to promote best practices in corporate governance, disclosure and transparency.

•

Led actions that further improved the Company’s standing in terms of its capital structure, credit profile and credit ratings. Built on return of capital programs introduced in 2011, bringing total cash put to work on behalf of shareholders during two year period to nearly $1 billion.

•

Demonstrated strong personal engagement in and commitment to the Company’s full range of diversity and inclusion efforts; the Company continued to show year-on-year progress across all dimensions of diversity in 2012.

Mr. Mergenthaler

Mr. Mergenthaler received an HPO rating of 200% against the 2012 HPOs. This reflected his financial leadership that resulted in continued improvement in the Company’s capital structure, delivery of solid profitability and enhanced shareholder value. Key accomplishments included:

•	Drove continued improvement in financial systems and processes, which allowed the Company to protect margin in a volatile economic environment.
•

Played lead role in the Company’s outreach to the investor community, which included a record number of meetings with current and prospective shareholders, thereby attracting new investment and maintaining stability in existing ownership base. This activity also resulted in numerous analyst upgrades and a leading industry position as measured by analyst recommendations.

•

Active leadership with all other principal financial stakeholders, which led to successful management of Company’s capital structure, including upgrade from leading credit rating agency and issuance of securities that enhanced Company’s debt profile, lowered interest expense and eliminated share dilution.

•	Continued strong involvement in diversity and inclusion activity, as Chairperson of the Corporate Diversity Council and an executive sponsor of employee resource groups.

In addition to the annual incentive award earned under the formula described above, the Committee approved a supplemental promotion award of $249,470 in recognition of Mr. Mergenthaler’s being assigned direct operational oversight responsibilities for portions of the portfolio equal to approximately 15% of the Company’s total revenue.

Mr. Krakowsky

Mr. Krakowsky received an HPO rating of 200% against the 2012 HPOs. This reflected his leadership role in building a competitive portfolio of offerings in growth areas such as digital/emerging media and marketing services, as well as continued upgrades to the Company’s talent initiatives. Key accomplishments included:

•

Further enhancements to the Company’s HR function to increase functional integration with operating unit leadership, as well as close alignment with corporate finance. This has resulted in talent management and compensation processes that are closely linked to operating strategy, key global client needs and diversity and inclusion initiatives.

Compensation Discussion and Analysis continued

•

Continued focus on the Company’s professional capabilities, particularly in the area of digital marketing, so as to ensure that we are able to effectively meet the evolving needs of clients and grow our business.

•	Activated and led IPG-wide teams on a number of major clients in order to improve the quality of strategic planning and creative work, thereby securing or expanding those business relationships.

•

Continued strong involvement in Company’s full range of diversity and inclusion activity, including engagement with operating unit leadership on all such programs and their results, and as a member of the Corporate Diversity Council.

In addition to the annual incentive award earned under the formula described above, the Committee approved a supplemental promotion award of $166,225 in recognition of Mr. Krakowsky’s being assigned operational oversight responsibilities for portions of the portfolio equal to approximately 15% of the Company’s total revenue.

Mr. Bonzani

Mr. Bonzani received an HPO rating of approximately 155% against the 2012 HPOs. This reflected his leadership role and efforts to implement structural changes and enhancements to the Company’s legal function, at both the corporate and operating unit level. Key accomplishments included:

•

High level of engagement with business leaders across the organization, resulting in enhanced integration of the function into operating decisions. Additionally, has fully integrated as a member of IPG’s senior executive team.

•	Greater collaboration and integration of attorneys worldwide, including the dedication of resources to creation of best practices, promotion of unified business and departmental objectives and creation of processes for enhanced communications within the function.

•

Improved process for engagement of outside counsel and advisors, including new guidelines, as well as the adoption of a tracking system setting forth standard requirements with respect to all engagements.

•	Active support of the Company’s diversity and inclusion initiatives, including engaging as an Executive Sponsor of the Women’s Leadership Network and as a member of the Corporate Diversity Council.

Mr. Carroll

Mr. Carroll received an HPO rating of approximately 185% against the 2012 HPOs in recognition of his leadership and success in his areas of the Finance function. Key accomplishments included:

•

Drove continued improvements to the Company’s control systems through the use of technology and online tools, which increased the speed and accuracy of quarterly and annual closing and financial reporting processes, bringing them up to industry-leading standard.

•

Continued implementation of multi-year finance optimization plan which includes broadening the reach of shared services initiatives, international process standardization and further consolidation of key accounting functions. Achieved significant in-country and shared service center consolidation, while also exceeding target of deployments.

•	Added to exceptionally deep pool of talent in his functional area and enhanced already strong training and development program for his function.

•	Active support of the Company’s diversity and inclusion initiatives at the corporate center.

Compensation Discussion and Analysis continued

2012 Annual Incentive Payouts

Following its regular practice, for the NEOs the Committee considered Interpublic’s financial performance and each individual’s achievement of individual HPOs when determining annual incentive payments. For the fiscal year ended December 31, 2012, the NEOs received the following annual incentive and supplemental awards, which were paid in March 2013:

Name	Target Annual Bonus ($)	2012 Actual Bonus ($)	Promotion Award ($)	Total 2012 Annual Bonus ($)	Total 2012 Annual Bonus as % of Target (%)

Michael I. Roth	2,240,000	2,100,000	0	2,100,000	94
Frank Mergenthaler	900,000	1,000,530	249,470	1,250,000	139
Philippe Krakowsky	750,000	833,775	166,225	1,000,000	133
Andrew Bonzani	412,500	400,000	0	400,000	97
Christopher Carroll	326,025	350,000	0	350,000	107

LONG-TERM INCENTIVES

Purpose

Long-term incentive awards are designed to retain and attract top talent, and align executive and shareholder interests by focusing recipients on the long-term performance of Interpublic and its principal operating units. Like our annual incentives, our long-term incentives encourage senior leaders to focus on delivering on our key financial metrics, but do not encourage or allow for excessive and unnecessary risk-taking in achieving this aim. The long-term plan also ensures that executives have compensation that is at risk for longer periods of time and is subject to forfeiture in the event they terminate their employment.

2012 Long-term Incentive Awards

In 2012, annual long-term incentive awards were made on the final trading day of February. This allowed for synchronized communication of annual and long-term incentives with each executive, which enforces the concept of total compensation.

At its February meeting, the Committee determined the long-term incentive target awards under the Performance Incentive Plan, defined as a dollar expected value, for the Chairman & CEO and, after considering recommendations from the Chairman & CEO, approved the long-term incentive targets for the other NEOs. The Chairman & CEO’s long-term incentives were discussed and approved by the full Board.

The determination of the annual long-term incentive award is assessed as part the total compensation review for senior executives and, as in the case of setting salaries, takes into consideration the independent consultant’s competitive review and other factors such as each executive’s total compensation, pay history, absolute and relative performance, and expected future performance.

Compensation Discussion and Analysis continued

For the NEOs, long-term incentive targets are the subject of individual employment agreements (described in greater detail beginning under the heading “Employment Agreements” on page 77), which allow Interpublic to increase, but not decrease, long-term incentive targets.

The 2012 awards for our NEOs were 100% performance-based awards and were comprised of the following:

Long-Term Incentive Vehicles	Chairman & CEO	All Other IPG Corporate NEOs

Stock Options	1/3 of target value	–
Performance Cash	1/3 of target value	2/3 of target value
Performance Shares	1/3 of target value	1/3 of target value

2012 Target Long-term Incentive Opportunities

For 2012, the Committee set the following long-term incentive expected dollar value guidelines for each NEO:

Name	2012 Long-Term Incentive (expected value) ($)	Stock Options Expected Value ($)		Performance Shares at Target Value ($)		Performance Cash at Target Value* ($)

Michael I. Roth	7,000,000	2,333,333		2,333,333		2,333,3334
		(546,448 Options	)	(199,089 shares	)
Frank Mergenthaler	2,250,000	0		750,000		1,500,000
				(63,993 shares	)
Philippe Krakowsky	1,750,000	0		583,333		1,166,667
				(49,772 shares	)
Andrew Bonzani	600,000	0		200,000		400,000
				(17,064 shares	)
Christopher Carroll	450,000	0		150,000		300,000
				(12,798 shares	)

*	Performance cash will be settled 50% in cash and 50% in shares. The number of shares will be determined upon date of settlement.

In addition to the awards listed above, on February 28, 2012, Andrew Bonzani received a special payment of $850,000 as compensation for long-term incentive awards that he forfeited upon leaving his previous employer. This amount was paid in two parts: (i) a $425,000 bonus payment in February 2012 and (2) a restricted cash award in the amount of $425,000 that vested on September 30, 2012.

Compensation Discussion and Analysis continued

Each of the long-term incentive vehicles employed is designed with unique characteristics that, when viewed in total, balance the need to incentivize executive performance and promote the retention of the executives, as well as provide them with clarity as to how and when the awards can be earned. The following table outlines the material terms of the respective awards:

	Stock Options	Performance Cash	Performance Shares

Purpose	Rewards for stock price appreciation over the long-term	Rewards achievement of long-term financial objectives; manage share utilization; retention of talent	Reward achievement of long-term financial objectives; link executives to share price; retention of talent
Performance Period	Up to 10 years	Two-year performance period with an additional year’s vesting	Two-year performance period with an additional year’s vesting
Value Creators	Appreciation in Company’s stock price	Combined two-year Organic Revenue Growth and Operating Margin	Combined two-year Organic Revenue Growth and Operating Margin coupled with increase in Company’s stock price
Payout Range	Minimum value of $0; no maximum value	0% to 300% of cash target	0% to 300% of the target number of shares
Payout Methods	Settlement in shares or cash, at the discretion of the participant	50% cash, 50% shares	100% shares
Retention Value	Must remain for one year for 33% of options to vest; two years for 66% vesting; three years for 100% vesting	Must remain for the full two-year performance cycle, plus a subsequent additional vesting year in order to receive a payment	Must remain for the full two-year performance cycle, plus a subsequent additional vesting year in order to receive a payment

Compensation Discussion and Analysis continued

Stock Options

Vesting

The stock options granted to Mr. Roth in 2012 have a ten-year term and vest 33%, 33% and 34% on the first, second and third anniversaries, respectively, of the date of grant. The Company believes that these vesting provisions promote a long-term focus and provide a strong retention incentive. This grant is shown in the Grants of Plan-Based Awards Table on page 66.

Valuation

The number of stock options granted to Mr. Roth in 2012 was determined by dividing the expected value by the estimated expected per share value. The estimated expected value of the award was developed with Meridian Compensation Partner’s assistance, and also with the assistance of a third party vendor that provides the Company with stock option values for FASB ASC Topic 718 reporting purposes. In all cases, the expected value and stock option exercise prices are calculated using the average of the Company’s high and low stock price on the grant date.

Long-term Performance Plans

Performance Period and Vesting

The 2012 Performance Share and Performance Cash awards are subject to evaluation of financial performance over a two-year performance period, with vesting occurring on the third anniversary of the grant date. In 2012, performance share and cash awards were granted for the performance period January 1, 2012 through December 31, 2013, and subsequent vesting period of January 1, 2014 to February 28, 2015.

Performance Metrics

Performance Shares and Performance Cash Awards are both measured on the same performance objectives over the two-year performance period. For the NEOs 30% of the target award value was tied to Interpublic’s cumulative organic revenue growth (OG) and 70% was tied to operating income before incentives (OIBI) margin targets.

Two–year cumulative financial objectives are set at the start of each performance period. The Company does not disclose the multiple-year performance goals for its long-term performance plans at any time during the performance cycle, as this data is not publicly disclosed and would provide insights to competitors that could harm our business. When they were established at its March 2012 meeting, the Committee considered the performance targets for the 2012-13 performance cycle difficult to attain, while appropriate for the current economic environment.

Potential Payouts

Under the terms of the awards, the actual value, if any, that the executive would receive at the end of the performance period and subsequent vesting period depends on the extent to which the cumulative performance objectives are achieved at the end of the performance period. Based on year-over-year comparisons, management and the Committee deem these financial performance targets as relatively difficult to achieve or predict.

The final value of the awards may vary from 0% to 300% of the target amount, based on Interpublic Group’s multi-year performance against financial objectives. It should be noted that achieving a payout greater than 200% involves exceeding financial targets that the Committee deems to be exceptionally difficult to achieve.

Compensation Discussion and Analysis continued

2010-2012 Performance Plan Payouts

The performance cycle of the 2010-2012 performance plan began on January 1, 2010 and ended on December 31, 2012. The final value of the award is determined by the average of the performance ratings achieved during each of the three years; the final value for the NEOs is then settled 100% in shares issued in March of 2013. In 2010, the organic growth target of 1.1% and OM target of 8.3% were both exceeded, with reported results producing organic growth of 7.0% and an OM of 8.4%. In 2011, the organic growth target of 4.0% and the OM target of 9.6% were both exceeded, with reported results producing organic growth of 6.1% and an OM of 9.8%. In 2012, neither the organic growth target of 3.0% or OM target of 10.3% were achieved, with reported results producing organic growth of 0.7% and an OM of 9.8%. Based on these results, Mr. Roth, Mr. Mergenthaler, Mr. Krakowsky and Mr. Carroll each earned a performance rating of 125.8% of target.

The resulting cash payments earned and paid in March 2013 for the performance cash component of the long-term incentive awards were as follows:

Name	2010-2012 Performance Cash at Target ($)	Final Performance Rating* (%)	2010-2012 Performance Cash Final Value (settled 100% in shares in March 2013) ($)

Michael I. Roth	1,666,667	125.8	2,096,667
Frank Mergenthaler	1,016,667	125.8	1,278,967
Philippe Krakowsky	800,000	125.8	1,006,400
Christopher Carroll	366,667	125.8	461,267

*	Final performance rating based on progress against financial goals.

Compensation Discussion and Analysis continued

RETIREMENT BENEFITS

Purpose

The Company views retirement benefits as a key component of our executive compensation program because they encourage and reward long-term service. Therefore, we offer our NEOs and other employees a comprehensive benefits program that provides the opportunity to accumulate retirement income.

Program Descriptions

Our retirement programs include the Company’s qualified 401(k) savings plan, the Capital Accumulation Plan (“CAP”), and the Senior Executive Retirement Income Plan (“SERIP”).

The Company’s 401(k) savings plan is a tax-qualified retirement savings plan pursuant to which all U.S.-based employees, including the NEOs, are able to contribute compensation on a before-tax basis, subject to dollar limits prescribed by federal tax laws. For employees with less than 10 years of service, the Company matches 50% of the first 6% of compensation contributed. For employees with 10 or more years of service, the Company matches 75% of the first 6% of compensation that is contributed. The Company’s 401(k) savings plan also allows after-tax contributions up to limits prescribed by federal tax laws. The match applies to the total amount contributed on both a before- and after-tax basis.

From time to time, the Company may provide an additional performance-based matching contribution to the 401(k) plan based on the Committee’s assessment of the Company’s annual performance, including the Company’s operating margin for its consolidated U.S. businesses relative to pre-set targets. The objective of this feature is to induce greater participation in the 401(k) savings plan and to allow all U.S. employees to benefit from the Company’s strong performance. For 2012, the Committee approved an additional matching contribution equal to 8% of participant matched contributions.

The CAP provides participants with an annual dollar credit to an interest-bearing account. Under the terms of the CAP, interest is credited on December 31st of each year at an interest rate equal to the closing

10-year U.S. Treasury yield on the last business day of the immediately preceding calendar year. For a more detailed description of the CAP, see “Nonqualified Deferred Compensation Arrangements—The Interpublic Capital Accumulation Plan” on page 75. Messrs. Roth, Mergenthaler, Krakowsky and Carroll participate in CAP at the levels described on page 75.

The SERIP provides a defined annual annuity to selected executives for a 15-year period following retirement upon satisfying specific vesting provisions. Participation is limited to a select group of very senior executives and requires Committee approval. Mr. Roth is the only NEO, who participates in the SERIP, and Mr. Roth no longer accumulates pay or service credit in the plan as his future benefit is fully vested. For a more detailed description of the SERIP, see “Pension Arrangements—The Interpublic Senior Executive Retirement Income Plan” on page 73.

Benefits Review and Decision Process

As part of its competitive pay review, the independent consultant periodically provides the Committee with a comparison of Interpublic’s benefits programs with to those of a sample of competing companies; this analysis was last performed in 2011. This benefits program review is conducted in the context of total compensation, and the review considers compensation and benefits in total.

Decisions regarding new or enhanced participation in these programs, other than 401(k), are made after considering the total compensation as one component to a total pay discussion. For a number of the NEOs, retirement and other benefits are the subject of individual employment agreements (which are described in greater detail beginning on page 77, under the heading “Employment Agreements” and which give Interpublic the ability to increase, but not decrease, the specific benefit).

Compensation Discussion and Analysis continued

On a case-by-case basis, the Committee, and the Management Human Resources Committee (MHRC) – consisting of Interpublic’s Chairman & CEO, CFO, General Counsel and Chief Strategy and Talent Officer – to which the Committee delegates certain responsibilities, consider the appropriateness of CAP and SERIP participation and benefits although all such decisions for NEOs are made solely by the Compensation Committee. In making recommendations to the Committee or MHRC, the Company considers an individual’s role, level in the organization, total compensation level, performance, length of service, and other factors. When making determinations to award additional CAP and SERIP awards, the Company also considers an individual’s current retirement positioning, including all forms of accrued qualified and non-qualified retirement benefits previously awarded or earned and the value of the individual’s Company match in the 401(k) savings plan or if not a participant for any year it assumes the executive contributed the maximum amount permitted to the plan.

Severance and Change of Control Benefits

In order to provide market-competitive total compensation packages to our executive officers, as well as to ensure the ongoing retention of these individuals in the event of potential takeovers that would create uncertainty as to their future employment, the Company offers severance and change of control benefits upon the occurrence of several specified events.

The NEOs may receive severance benefits from the Company under the terms of their employment agreements (described in greater detail beginning on page 77 under the heading “Employment Agreements”), the Company’s Executive Severance Plan and/or change of control agreements, depending on the circumstances of a potential termination. Under the Performance Incentive Plan, NEOs receive accelerated vesting and payouts at target of their annual and long-term incentives upon a Change of Control, as defined on page 83 (severance benefits under these and other applicable plans or agreements are described in greater detail beginning under the heading “Employment Agreements” on page 77).

Under our change in control agreements, individuals are eligible for enhanced severance benefits, contingent on a Change of Control being followed by a Qualifying Termination.

Compensation Discussion and Analysis continued

SHARE OWNERSHIP GUIDELINES

We have adopted share ownership guidelines for non- employee directors, NEOs and other senior executives. The purpose of these stock ownership guidelines is to:

•	More closely align the financial interests of executives and non-employee directors with the Company’s shareholders.

•	Communicate the commitment and personal investment of executives and directors in the Company.

•	Prohibit persons subject to the guidelines are also prohibited from engaging in any transaction involving derivatives that is designed to hedge against the market risk associated with ownership of Interpublic shares.

The share ownership guidelines are expressed as multiples of base salary. The multiple for the Chairman & CEO was increased from five times base salary to six times base salary in October 2012. Executives in the program have five years from 2008 (or from the date at which he or she joins the Company or is promoted into a position in which the guidelines apply) to reach the established guideline level. Beginning in 2013, those executives who have not met their established guideline level in the time allotted will be required to hold all net shares delivered from equity vestings until requirements are met.

Name	Stock Ownership Guideline as a Multiple of Base Salary	2012 Compliance with Stock Ownership Guidelines

Michael I. Roth	6x	Yes
Frank Mergenthaler	2x	Yes
Philippe Krakowsky	2x	Yes
Andrew Bonzani	2x	In Progress	*
Christopher Carroll	2x	In Progress	*

*

Mr. Bonzani joined the Company in 2012 and will have until 2017 to reach set ownership guidelines. Mr. Carroll is in progress of meeting his guideline and will have until 2014 to reach set ownership levels.

The Committee regularly reviews the levels of stock ownership against the stock ownership guideline levels applicable to the NEOs and other senior executives. As of December 31, 2012, all NEOs had met or exceeded these guidelines, with exception to Mr. Bonzani and Mr. Carroll who will have until 2014 and 2017, respectively, to reach set ownership guidelines.

Compensation Discussion and Analysis continued

TAX AND ACCOUNTING IMPLICATIONS

Deductibility of Executive Compensation

Section 162(m) of the U.S. Internal Revenue Code (the “Code”) prohibits the Company from taking a tax deduction for compensation paid in excess of $1,000,000 to an NEO (other than the principal financial officer). However, performance-based compensation, as defined in the tax law, is fully deductible if the plan under which the compensation is paid has been approved by shareholders and meets other requirements. The Company’s policy is to qualify the compensation paid under its incentive compensation programs as tax deductible to the extent feasible and consistent with its overall compensation objectives.

As part of its responsibility, the Committee reviews and considers the deductibility of executive compensation. The Company believes that compensation paid in 2012 under its executive incentive plans is deductible for federal income tax purposes, except as indicated below. In certain situations, the Committee may approve compensation that is not deductible in order to ensure competitive levels of total compensation for its NEOs. In this regard, for 2012, with respect to each NEO who is covered by Section 162(m) of the Code, to the extent that the sum of the executive’s base salary, the fair market value of restricted stock awards that vested during the year and the additional bonus awards exceeded $1,000,000, the excess was not deductible for federal income tax purposes.

The Company has guidelines for reviewing the impact of the accounting and tax treatment of various forms of compensation covered by the Performance Incentive Plan. The guidelines identify specific responsibilities and actions required by the Human Resources, Accounting and Tax departments for all group and individual actions. These guidelines are designed to ensure that accounting and tax treatment of the awards granted under the plan are properly addressed.

Nonqualified Deferred Compensation

Effective since January 1, 2005, most of the Company’s deferred compensation and nonqualified retirement benefit arrangements, including most of the Company’s severance arrangements; have been subject to new tax rules under Section 409A of the Code. The Company has made significant efforts to ensure that affected arrangements comply with the new requirements.

Accounting for Stock-based Compensation

Beginning on January 1, 2006, the Company began accounting for stock-based payments including its grants of stock options, restricted shares and performance shares in accordance with the requirements of SFAS 123(R).

Compensation Risk

The Company regularly reviews its compensation policies and practices, including any risks that may be inherent in the design of the Company’s compensation plans. In early 2013, the Company reviewed its 2012 risk assessment analysis with the Committee, which concluded that the compensation plans reflect the appropriate compensation goals and philosophy and any risk arising from the Company’s compensation policies and practices was not deemed likely to have a material adverse impact on the Company’s performance or financial results.

Compensation Recovery in the Event of a Financial Restatement

The Company has adopted a policy under which, in the event of a significant restatement of financial results due to fraud or misconduct, it will review payments made to senior executives on the basis of having met or exceeded specific performance targets during the restatement period. If such bonuses would have been lower had they been calculated based on such restated results, the Board of Directors will, to the full extent permitted by governing law, seek to recoup for the benefit of the Company all such bonuses to senior executives whose fraud or misconduct, as determined by the Board of Directors, resulted in such restatement. For purposes of this policy, the term “senior executives” means “executive officers” as defined under the Securities Exchange Act of 1934, as amended, and the term “bonuses” means awards under The Interpublic Group of Companies, Inc. 2004 Performance Incentive Plan or any equivalent incentive plan which supersedes such plan.

Compensation Discussion and Analysis continued

COMPENSATION AND LEADERSHIP TALENT COMMITTEE REPORT

Among its duties, the Compensation and Leadership Talent Committee is responsible for reviewing and discussing with the Company’s management the Compensation Disclosure and Analysis included in this Proxy Statement for the 2013 Annual Meeting (the “CD&A”). Based on such a review and discussion, the Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated by reference in the Company’s Form 10-K for the year ended December 31, 2012.

Jill M. Considine, Chair

Jocelyn Carter-Miller

H. John Greeniaus

William T. Kerr

March 27, 2013

EXECUTIVE COMPENSATION

The following table sets forth information concerning the compensation paid by Interpublic and its subsidiaries to (i) Mr. Roth, who served as the Interpublic’s principal executive officer during 2012, (ii) Mr. Mergenthaler, who served as the principal financial officer in 2012 and (iii) each of the three most highly compensated executive officers of Interpublic, other than the principal executive officer and the principal financial officer (as determined based on total compensation in 2012, excluding the amount, if any, shown in the column headed Change in Pension Values and Nonqualified Deferred Compensation Earnings), who were serving as executive officers on December 31, 2012 (the “named executive officers”). In each instance, the compensation shown is for services rendered in all capacities for the years indicated. The employment agreements for the named executive officers are summarized beginning on page 77 under the heading “Employment Agreements.”

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus (4) ($)	Stock Awards (5) ($)	Option Awards (6) ($)	Non-Equity Incentive Plan Compensation (7) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (8) ($)	All Other Compensations (9) ($)	Total ($)

Michael I. Roth	2012	1,400,000	0	3,362,388	2,331,191	2,100,000	57,285	382,430	9,663,294
Chairman of the Board and Chief Executive Officer	2011	1,400,000	0	3,379,974	2,333,331	5,448,207	19,595	402,835	12,983,942
	2010	1,400,000	0	3,333,328	1,666,665	3,400,000	47,719	399,939	10,247,651
Frank Mergenthaler	2012	908,333	249,470	1,455,769	0	1,000,530	0	215,560	3,829,662
Executive Vice President and Chief Financial Officer	2011	900,000	60,940	1,299,032	0	2,075,259	0	212,269	4,547,500
	2010	900,000	53,400	1,349,994	0	1,446,600	0	208,787	3,958,781
Philippe Krakowsky (1)	2012	754,167	166,225	1,132,262	0	833,775	335,525	68,538	3,290,492
Executive Vice President Chief Strategy and Talent Officer	2011	736,667	13,029	876,848	0	1,651,621	183,236	92,713	3,554,114
	2010	670,000	23,087	1,049,993	0	1,076,913	67,066	88,580	2,975,639
Andrew Bonzani (2)	2012	478,958	850,000	388,196	0	400,000	0	5,702	2,122,856
Senior Vice President General Counsel and Secretary

Christopher Carroll (3)	2012	543,375	0	291,147	0	350,000	0	63,060	1,247,582
Senior Vice President Controller and Chief Accounting Officer	2011	538,781	0	292,279	0	714,479	0	62,269	1,607,808

Executive Compensation continued

(1)

Includes in 2010 annual salary in the amount of $4,167, that Mr. Krakowsky elected to forgo in consideration for the receipt of an Executive Special Benefit Agreement, which is more fully described in this Proxy Statement under the heading “Executive Special Benefit Agreement” on page 73.

(2)	Andrew Bonzani became a named executive officer in 2012.

(3)	Christopher Carroll became a named executive officer in 2011. The table includes his compensation for 2011 and 2012.

(4)

For Messrs. Mergenthaler and Krakowsky, consists of “promotional” bonus awards, which for 2012 are more fully described under the heading “Compensation Discussion and Analysis – 2012 Executive Compensation Program Elements — Annual Incentives” on page 46.

For Mr. Bonzani, consists of special payment as compensation for long-term incentive awards that he forfeited upon leaving his previous employer. This amount was paid in two parts: (i) a $425,000 payment in February 2012 upon the commencement of his employment and (2) a restricted cash award in the amount of $425,000 that vested on September 30, 2012.

(5)

The amounts shown for each year is the aggregate grant date fair value of stock awards made to the executive during the year, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in the calculation of these amounts are set forth in Note 10 to Interpublic’s audited financial statements included in the 2012 Form 10-K.

For 2012, the amounts shown in the table consist of the grant date fair value of each executive’s (i) performance share award for the three-year period ending in 2015 and (ii) the portion (fifty percent) of the executive’s performance cash award for the three-year period ending in 2015 that is to be settled in shares of Common Stock. The balance of each executive’s performance cash award for the three-year period ending in 2015, which will be settled in cash, is shown in the Grants of Plan Based Awards Table in the column titled “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” on page 66. The grant date fair values of the performance share awards and the performance cash awards shown in the table were calculated assuming a “target” level of performance achievement. The following tables show grant date fair values of (i) performance share awards and (ii) the portion of performance cash awards to be settled in shares of Common Stock, in each case assuming achievement of the “target” performance level and “maximum” performance level:

2012 Performance Share Awards
Name	Target ($)	Maximum ($)

Mr. Roth	2,195,721	6,587,163
Mr. Mergenthaler	705,769	2,117,307
Mr. Krakowsky	548,928	1,646,784
Mr. Bonzani	188,196	564,588
Mr. Carroll	141,147	423,441

2012 Performance Cash Awards (Common Stock Settlement Portion)
Name	Target ($)	Maximum ($)

Mr. Roth	1,166,667	3,500,001
Mr. Mergenthaler	750,000	2,250,000
Mr. Krakowsky	583,334	1,750,000
Mr. Bonzani	200,000	600,000
Mr. Carroll	150,000	450,000

Executive Compensation continued

(5)	continued…

For 2011, the amounts shown in the table consist of the grant date fair value of each executive’s (i) performance share award for the three-year period ending in 2014 and (ii) the portion (fifty percent) of the executive’s performance cash award for the three-year period ending in 2014 that is to be settled in shares of Common Stock. The balance of each executive’s performance cash award, which will be settled in cash, is shown in the Grants of Plan Based Awards Table in the column titled “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” on page 66. The grant date fair values of the performance share awards and the performance cash awards shown in the table were calculated assuming a “target” level of performance achievement. The following tables show grant date fair values of (i) performance share awards and (ii) the portion of performance cash awards to be settled in shares of Common Stock, in each case assuming achievement of the “target” performance level and “maximum” performance level:

2011 Performance Share Awards
Name	Target ($)	Maximum ($) ($)

Mr. Roth	2,213,307	6,639,921
Mr. Mergenthaler	632,365	1,897,095
Mr. Krakowsky	426,848	1,280,544
Mr. Carroll	142,279	426,837

2011 Performance Cash Awards (Common Stock Settlement Portion)
Name	Target ($)	Maximum ($)

Mr. Roth	1,666,667	3,500,000
Mr. Mergenthaler	666,667	2,000,000
Mr. Krakowsky	450,000	1,350,000
Mr. Carroll	150,000	450,000

For 2010, the amounts shown in this column consist of the grant date fair value of each executive’s (i) time-based restricted stock which vested on March 31, 2013 and (ii) performance cash awards which vested on March 31, 2013, one hundred percent of which is to be settled in shares of Common Stock. The grant date fair values of the performance cash awards shown in the table were calculated assuming a “target” level of performance achievement. The following table shows that grant date fair values of the performance cash awards assuming achievement of the “target” performance level and “maximum” performance level:

2010 Performance Cash Awards
Name	Target ($)	Maximum ($)

Mr. Roth	1,666,667	3,333,334
Mr. Mergenthaler	1,016,667	2,033,334
Mr. Krakowsky	800,000	1,600,000

Executive Compensation continued

(6)

The amount shown for each year is the aggregate grant date fair value of option awards made to Mr. Roth during the year, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in the calculation of these amounts are set forth in Note 10 to Interpublic’s audited financial statements included in the 2012 Form 10-K.

(7)	The amount shown for each of 2012 and 2010 for each named executive officer is the payment made for performance under the annual non-equity compensation award.

The amounts shown for 2011 for each named executive officer are the payments made for both the (i) annual non-equity compensation award and (ii) the performance cash award for the 2009-2011 performance period in the following respective amounts:

Non-Equity Incentive Plan Compensation

Name	Annual Incentive Award ($)	2009-2011 Performance Cash Award ($)
Mr. Roth	3,400,000	2,048,207
Mr. Mergenthaler	1,389,060	686,199
Mr. Krakowsky	1,136,971	514,650
Mr. Carroll	440,000	274,479

(8)

The amounts in this column for Mr. Roth reflect the change in the value of the benefits he is entitled to receive under the Senior Executive Retirement Income Plan, which is described in greater detail on page 73 under the heading “Pension Arrangements — Senior Executive Retirement Income Plan.” Mr. Roth does not have an Executive Special Benefit Agreement.

The amounts in this column for Mr. Krakowsky reflect the change in the value of the benefits he is entitled to receive under his Executive Special Benefit Agreement, which is described in greater detail on page 73, under the heading “Pension Arrangements — Executive Special Benefit Agreements.”

Messrs. Mergenthaler, Bonzani and Carroll do not participate in a pension plan nor do they have an Executive Special Benefit Agreement.

While each of the named executive officers, other than Mr. Bonzani, participate in deferred compensation arrangements, as described in greater detail beginning on page 75, under the heading “Nonqualified Deferred Compensation Arrangements,” none received “above-market” or “preferential” earnings on deferred compensation as defined by SEC rules.

Executive Compensation continued

(9)	The table below shows the components of the amounts shown in this column for 2012.

Name	Annual Dollar Credits under the Capital Accumulation Plan (a) ($)	Matching Contributions under the Interpublic Savings Plan ($)	Premiums Paid by Interpublic on Group Life Insurance ($)	Anniversary Award (b) ($)	Perquisites and Other Personal Benefits (c) ($)	Total all Other Compensation ($)

Mr. Roth	350,000	8,999	261	0	23,170	382,430
Mr. Mergenthaler	200,000	8,999	261	0	6,300	215,560
Mr. Krakowsky	50,000	12,749	261	1,728	3,800	68,538
Mr. Bonzani	0	4,813	196	0	693	5,702
Mr. Carroll	50,000	8,999	261	0	3,800	63,060

(a)	The Capital Accumulation Plan is described in greater detail on page 75 under the heading “Nonqualified Deferred Compensation Arrangements — The Interpublic Capital Accumulation Plan.”

(b)

As per our policy, an Anniversary Award of $1,000 is paid to any employee of the Company following completion of ten years of employment with the Company (the “Anniversary Award”). Mr. Krakowsky’s award includes a tax gross-up of $728 on the Anniversary Award. All employees receiving an Anniversary Award receive this gross up.

(c)	The “2012 Perquisites and Other Personal Benefits” table below lists the type and amount of each perquisite received by the named executive officers in 2012.

2012 Perquisites and Other Personal Benefits

The following table describes the amount of each perquisite and other personal benefit received by each of the named executive officers in 2012.

Name	Executive Dental Plan Coverage ($)	Charitable Matching Program (a)($)

Mr. Roth	3,170	20,000
Mr. Mergenthaler	3,800	2,500
Mr. Krakowsky	3,800	0
Mr. Bonzani	693	0
Mr. Carroll	3,800	0

(a)	The Charitable Matching Program is described in greater detail on page 31 under the heading “Non-Management Director Compensation.”

Executive Compensation continued

Grants of Plan-Based Awards Table

The following table provides information on grants of equity and non-equity plan based awards made in 2012 to the named executive officers. The awards are described in greater detail in the Compensation Discussion and Analysis, beginning on page 34.

Name	Grant Date	Approval Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awa- rds: Num- ber of Shares of Stock or Units (#)	All Other Option Awards: Number of Securi- ties Underl- ying Options (4)(#)	Excer- cise or Base Price of Option Awards (5)($/Shr)	Closing Price of Stock on Date Option Awards ($/Shr)	Grant Date Fair Value of Stock and Option Awards (6)($)
				Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold ($/#)	Target ($/#)	Maximum ($/#)

Mr. Roth	3/21/2012	3/21/2012	(1)	0	2,240,000	4,480,000	0	$1,166,667	$3,500,001
	2/28/2012	2/22/2012	(2)	0	1,166,667	3,500,001	0	199,089	597,267
	2/28/2012	2/22/2012	(3)
	2/28/2012	2/22/2012									546,448	11.72	11.73	2,331,191
Mr. Mergenthaler	3/21/2012	3/21/2012	(1)	0	900,000	1,800,000	0	$750,000	$2,250,000
	2/28/2012	2/22/2012	(2)	0	750,000	2,250,000	0	63,993	191,979
	2/28/2012	2/22/2012	(3)
Mr. Krakowsky	3/21/2012	3/21/2012	(1)	0	750,000	1,500,000	0	$583,334	$1,750,000
	2/28/2012	2/22/2012	(2)	0	583,334	1,750,001	0	49,772	149,316
	2/28/2012	2/22/2012	(3)
Mr. Bonzani	3/21/2012	3/21/2012	(1)	0	412,500	825,000	0	$200,000	$600,000
	2/28/2012	2/22/2012	(2)	0	200,000	600,000	0	17,064	51,192
	2/28/2012	2/22/2012	(3)
Mr. Carroll	3/21/2012	3/21/2012	(1)	0	326,025	625,050	0	$150,000	$450,000
	2/28/2012	2/22/2012	(2)	0	150,000	450,000	0	12,798	38,394
	2/28/2012	2/22/2012	(3)

(1)

Reflects the potential payout in cash that the executive was entitled to earn for calendar year 2012 pursuant to an annual incentive award made in 2012 under the 2009 PIP as described in greater detail on page 46, under the heading “Compensation Discussion and Analysis — 2012 Executive Compensation Program Elements — Annual Incentives.” The actual amounts paid are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(2)

Reflects potential payout that the executive is entitled to earn pursuant to a long-term performance cash award made in 2012 under the 2009 PIP. As described in greater detail on page 50, under the heading “Compensation Discussion and Analysis – 2012 Executive Compensation

Program Elements — Long-term Incentives,” depending on the actual level of performance relative to goals over a two-year performance period, an individual will be entitled to receive a payout ranging from 0% to 300% of the target amount. The amount of the payout, as so determined, will vest at the end of the third year following the grant of the award. The performance cash award will be settled 50% in cash and 50% in shares of Common Stock, with the number of shares to be determined by dividing the dollar amount of the vested share portion by the market price of the Common Stock on the vesting date. The portion of the award that would be settled in cash is shown in the Estimated Future Payout Under Non-Equity Incentive Plan column and the portion of the award that would be settled in shares is shown as a dollar amount in the Estimated Future Payout Under Equity Incentive Plan column.

Executive Compensation continued

(3)

Reflects potential payout in shares of Common Stock that the executive is entitled to earn pursuant to a performance share award made in 2012 under the 2009 PIP. As described in greater detail on page 50, under the heading “Compensation Discussion and Analysis — 2012 Executive Compensation Program Elements — Long-term Incentives,” depending on the actual level of performance relative to goals over a two-year performance period, an individual will be entitled to receive a payout ranging from 0% to 300% of the target amount. The amount of the payout, as so determined, will vest at the end of the third year following the grant of the award.

(4)	The shares shown in this column represent shares of Common Stock issuable upon the exercise of stock options. Each of the stock options has a ten-
year term and vest 33%, 33% and 34% on the first, second and third anniversary date of the award.

(5)

The exercise price of each stock option is equal to 100% of the “fair market value” of the Common Stock, which as established by the Compensation Committee is the average of the high and low sales prices of the Common Stock on the grant date as reported by the NYSE.

(6)

The grant date fair value shown in the table is computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in the calculation of these amounts are set forth in Note 10 to Interpublic’s audited financial statements included in the 2012 Form 10-K.

Executive Compensation continued

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table provides information on outstanding equity awards, consisting of stock option awards and stock awards, held by the named executive officers as of December 31, 2012.

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexcercised Options Excercisable (#)	Number of Securities Underlying Unexcercised Options Unexcer- cisable (2) (#)	Option Excer- cise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (11) ($)

Mr. Roth		546,448	11.72	2/28/2022	197,238(3)	2,268,236	(7)	199,089	(9)	2,193,960
	162,645	330,221	12.9350	2/28/2021	163,072(4)	1,797,053	(8)	105,868	(10)	1,666,667
	142,426	289,168	8.4500	3/31/2020	95,705(5)	1,054,667	(8)
	330,000	170,000	4.1400	3/31/2019	190,260(6)	2,096,667	(8)
	500,000		9.9125	5/30/2018
	500,000		11.7000	5/31/2017
	500,000		8.6550	6/15/2016
	50,000		12.1650	8/04/2015
	450,000		13.6450	2/14/2015
	161,974		12.9650	7/16/2014
	2,000		13.9500	6/13/2013
Mr. Mergenthaler	84,981		9.9125	5/30/2018	39,447(3)	453,639	(7)	63,993	(9)	705,202
	102,188		11.7000	5/31/2017	46,591(4)	513,432	(8)	68,058	(10)	750,000
	115,540		8.6550	6/15/2016	54,688(5)	602,667	(8)
	201,775		12.3900	8/01/2015	116,059(6)	1,278,967	(8)
Mr. Krakowsky	59,487		9.9125	5/30/2018	29,585(3)	340,227	(7)	49,772	(9)	548,487
	51,094		11.7000	5/31/2017	31,449(4)	346,567	(8)	52,934	(10)	583,333
	57,770		8.6550	6/15/2016	36,915(5)	406,800	(8)
	32,935		12.1450	8/03/2015	91,325(6)	1,006,400	(8)
	21,337		14.0600	5/18/2014
	18,000		9.6400	3/26/2013
Mr. Bonzani								17,064	(9)	188,045
								18,149	(10)	200,000
Mr. Carroll		75,000	4.1400	3/31/2019	15,779(3)	181,458	(7)	12,798	(9)	141,033
	33,992		9.9125	5/30/2018	10,483(4)	115,522	(8)	13,612	(10)	150,000
	40,875		11.7000	5/31/2017	12,305(5)	135,600	(8)
	40,439		8.6550	6/15/2016	41,857(6)	461,267	(8)

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(1)

All of the stock options have a ten-year term and an exercise price equal to 100% of the fair market value of the Common Stock, which as established by the Compensation Committee is the average of the high and low sales prices of the Common Stock on the date of grant as reported by the NYSE.

(2)	The vesting schedule for the unexercisable stock options shown is as follows:

Name	02/28/13	03/31/13	02/28/14	03/31/14	02/28/15

Mr. Roth	342,972	312,426	347,903	146,742	185,794
Mr. Carroll		75,000

(3)

Represents the aggregate number of unvested shares of restricted stock held which will vest on March 31, 2013. All of the shares of restricted stock, and all dividends paid on the restricted stock, are subject to forfeiture if the award recipient terminates employment before the third anniversary of the grant date.

(4)

Represents the number of unvested shares of Common Stock that the named executive officer has earned under a performance share award granted in 2011, which will vest on February 28, 2014. The two-year performance period under this performance share award was completed on December 31, 2012 and this award remains subject to forfeiture if the employment of the award recipient terminates prior to February 28, 2014.

(5)

Represents the number of unvested shares of Common Stock that the named executive officer has earned under a performance cash award granted in 2011, which will vest on February 28, 2014. The two-year performance period under this performance cash award was completed on December 31, 2012, resulting in a vested payout amount shown in the following schedule. The award remains subject to forfeiture if the employment of the award recipient terminates prior to February 28, 2014. The number of shares shown in the table was calculated by dividing the vested payout amount by closing price of the Common Stock ($11.02), as reported by the NYSE on the last business days of 2012. The number of shares issued under this performance cash award will be determined by dividing the dollar amount of the vested payout amount by the market price of the Common Stock on the vesting date.

(6)

Represents the number of unvested shares of Common Stock that the named executive officer has earned under a performance cash award granted in 2010 which settled in shares of Common Stock with the number of shares determined by dividing the dollar amount of the vested payout amount by the market price of the Common Stock on the vesting date (the “2010 Performance Cash Awards”). The 2010 Performance Cash Awards had a three year performance period ending on December 31, 2012, and vested on March 31, 2013.

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(7)

The value shown is equal to the sum of (i) the product of (A) the number of shares unvested restricted stock awards for such named executive officer by (B) the closing price of the Common Stock ($11.02), as reported by the NYSE on the last business day of 2012, plus (ii) the total amount of the accrued dividends for the period March 2011 through December 2012, which in accordance with the terms of the award are payable upon the vesting of the shares of Common Stock, as shown in the following table.

Name	Unvested Shares of Restricted Stock (#)	Share Price Market Value ($)	Accrued Dividends ($)

Mr. Roth	197,238	2,173,562	94,674
Mr. Mergenthaler	39,447	434,705	18,934
Mr. Krakowsky	29,585	326,027	14,200
Mr. Carroll	15,779	173,885	7,573

(8)

The value shown is calculated by multiplying (i) the number of shares shown in the column headed “Number of Shares or Units of Stock That Have Not Vested” by (ii) the closing price of the Common Stock ($11.02), as reported by the NYSE on the last business day of 2012.

(9)

Represents the “target” number of shares of Common Stock that the named executive officer would receive under a performance share award granted in 2012. Final payouts under this performance share award will not be known until the two year performance period ends on December 31, 2013. Any shares earned will vest on February 28, 2015.

(10)

Represents the “target” number of shares of Common Stock that the named executive officer would receive under a performance cash award granted in 2012, of which (i) 50% will be settled in shares of Common Stock, with the number of shares to be determined by dividing the dollar amount of the vested payout amount by the market price of the Common Stock on the vesting date, and (ii) 50% will be paid in cash. Final payouts under this performance cash award will not be known until the two year performance period ends on December 31, 2013. Any shares earned will vest on February 28, 2015.

(11)

The values shown in this column are calculated by multiplying (i) the number of shares shown in the column headed “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested “ by (ii) the closing price of the Common Stock ($11.02), as reported by the NYSE, on the last business day of 2012.

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OPTION EXCERCISES AND STOCK VESTED

The following table provides information on the vesting of performance-based share awards and restricted stock awards held by the named executive officers that occurred in 2012. The value realized upon the vesting of a restricted stock award is equal to the sum of (i) the product of (A) the number of shares vested multiplied by (B) the average of the high and low price of the Common Stock, as reported by the NYSE, on the vesting date plus (ii) the total amount of the accrued dividends for the period March 2011 through May 2012, as applicable, which in accordance with the terms of the awards are payable upon the vesting of the shares of Common Stock. No named executive officers exercised stock options in 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Excercise (#)	Values Realized on Excercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Mr. Roth	0	–	402,576	4,639,688
Mr. Mergenthaler	0	–	80,515	927,936
Mr. Krakowsky	0	–	60,386	695,949
Mr. Bonzani	0	–	0	–
Mr. Carroll	0	–	82,647	928,042

The following table provides additional information with respect to the vesting of the restricted stock awards shown in the table above.

Name	Vesting Date	Market Price ($)	Number of Shares Acquired upon Vesting (#)	Market Value of Vested Shares ($)	Accrued Cash Dividend Released upon Vesting ($)	Value Realized upon Vesting ($)

Mr. Roth	3/31/2012	11.225	402,576	4,518,916	120,772	4,639,688
Mr. Mergenthaler	3/31/2012	11.225	80,515	903,781	24,155	927,936
Mr. Krakowsky	3/31/2012	11.225	60,386	677,833	18,116	695,949
Mr. Carroll	5/30/2012 3/31/2012	10.74 11.225	50,441 32,206	541,736 361,512	15,132 9,662	556,868 371,174

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PENSION ARRANGEMENTS

Executive Special Benefit Agreement

Mr. Krakowsky entered into an Executive Special Benefit Agreement (an “ESBA”) in 2002, which provides that if he retires, resigns or otherwise terminates employment with Interpublic after his 60th birthday, or his employment terminates due to death, Interpublic will pay him $245,000 per year for 15 years. If he retires, resigns or is terminated from employment with Interpublic on or after his 55th birthday, but prior to his 60th birthday, he will receive between $171,500 and $230,300 per year for 15 years, depending upon his age at the time of his termination. If his employment terminates (other than by reason of death) prior to his 55th birthday, he would receive $50,000 per year for eight years.

If Mr. Krakowsky has a Qualifying Termination (as defined under the heading “Severance and Change of Control Benefits — Estimated Current Value of Severance Benefits Upon Qualifying Termination” below), the amount of his annual ESBA benefit will be the amount that would have been payable if he had continued working for Interpublic through the end of his severance period.

If Mr. Krakowsky’s employment terminates within two years after a Change of Control (as defined under the heading “Severance and Change of Control Benefits” below) of Interpublic, his ESBA benefits would be paid in a lump sum, rather than installments. The amount of the lump sum would be the then-present value of the benefit described above, except that if Mr. Krakowsky’s termination is a Qualifying Termination and Mr. Krakowsky’s age as of December 31st of the year in which the Change of Control occurs is 58 or older, the lump-sum would be based on the then-present value of $245,000 per year for 15 years.

If Mr. Krakowsky dies before all required payments are made to him under these ESBAs, Interpublic would make the remaining payments to his beneficiaries.

Senior Executive Retirement Income Plan

Interpublic provides retirement benefits to certain U.S.- based senior executives of Interpublic and its subsidiaries under the Senior Executive Retirement Income Plan

(“SERIP”). In general, the SERIP provides monthly payments for 10 or 15 years beginning two years after the executive’s termination of employment (or, if later, when the executive reaches age 55). The amount of each participant’s benefit is determined at the discretion of Interpublic, with approval from the Compensation Committee, and is set forth in a Participation Agreement entered into with the executive when the executive’s participation in the SERIP is approved; the Participation Agreement may be amended from time to time, including to increase (but not to decrease) the amount of the SERIP benefit. In general, the SERIP provides that 30% of a participant’s benefit becomes vested after three years of participation in the SERIP, and the vested percentage increases by 10% at the end of each of the next seven years. However, the Compensation Committee or its designee may approve an alternative vesting schedule on a case-by-case basis. If an executive breaches a non-competition or non-solicitation agreement, the executive’s entire benefit will be forfeited (even if the benefit had already vested). If a participant has a Qualifying Termination, the SERIP generally provides for continued vesting through the end of the participant’s severance period.

If a participant’s employment terminates within two years after a Change of Control, the participant’s vested SERIP benefit will be accelerated and paid in a lump sum, rather than installments. The amount of the lump sum would be based on the then-present value of the future payments, to the extent vested. In general, the vested percentage would be determined as described above, provided that if the termination is a Qualifying Termination and, as of December 31st of the year in which the Change of Control occurs, (i) the participant’s age is 55 or older and (ii) the participant is within two years of full vesting, the participant’s entire benefit under SERIP will be fully vested.

Of the named executive officers, only Mr. Roth participates in SERIP. Mr. Roth is entitled to receive an annual benefit of $110,000 for 15 years that is fully vested.

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PENSION BENEFITS

The following table provides information on pension benefits held by the named executive officers as of December 31, 2012.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits (1)(2) ($)	Payments During Last Fiscal Year ($)

Mr. Roth	SERIP	N/A	1,091,752	0
Mr. Mergenthaler	–	–	–	–
Mr. Krakowsky	ESBA	10	1,784,605	0
Mr. Bonzani	–	–	–	–
Mr. Carroll	–	–	–	–

(1)	The calculation of the present value of accumulated benefit assumes a discount rate of 4.00 percent.

(2)

For Mr. Krakowsky, the amount shown is the present value of the maximum benefit that he would be entitled to receive under his ESBA if he works for Interpublic continuously until he reaches age 60. The terms and conditions of the ESBA are described in greater detail on page 73 under the heading “Executive Special Benefit Agreement.”

Executive Compensation continued

NONQUALIFIED DEFERRED COMPENSATION ARRANGEMENTS

The Interpublic Capital Accumulation Plan

Interpublic maintains a Capital Accumulation Plan (the “CAP”) under which senior management employees of Interpublic and its subsidiaries selected by the Management Human Resources Committee (the “MHRC”) are entitled to receive deferred compensation benefits. Under CAP, a participating employee receives annual credits of a specified dollar amount (a “dollar credit”) and interest each December 31st. The amount of each year’s interest credit is equal to the 10-year U.S. Treasury yield curve annual rate (also known as the “constant maturity rate”) as of the last business day of the immediately preceding calendar year. Each participant’s account balance becomes fully vested as to both prior and future dollar and interest credits when the participant has completed three years of participation in the CAP, except that all interest credits since the inception of the participant’s participation in the plan are subject to forfeiture if the participant breaches a non-competition or non-solicitation agreement. If a participant has a Qualifying Termination, the CAP provides for continued vesting through the end of the participant’s severance period and a special dollar credit equal to the dollar credits that would have been added to the participant’s account (based on the credit amount in effect at time of the Qualifying Termination) if he had continued working for Interpublic until the due date for his last severance payment. Any portion of a participant’s benefit that is not vested upon termination of employment (taking into account accelerated vesting upon a Qualifying Termination) will be forfeited.

If a participant has a Qualifying Termination within two years after a Change of Control, (i) the participant will become fully vested and (ii) the participant’s account will be credited with an amount equal to the dollar credits that would have been added to his account (based on the credit amount in effect at time of the Qualifying Termination) if he had continued working for Interpublic until the end of his severance period.

Each named executive officer, other than Mr. Bonzani, is a participant in the CAP and for 2012 received the following annual dollar credit:

Name	Annual Dollar Credit ($)

Mr. Roth	350,000
Mr. Mergenthaler	200,000
Mr. Krakowsky	50,000
Mr. Carroll	50,000

For 2012, each participant received an interest credit equal to 1.88% of his account balance as of December 31, 2012 (determined before the 2012 dollar credit was added). Each named executive officer’s CAP account balance is fully vested.

In general, each named executive officer’s vested account balance is payable in a lump sum two years after the termination of his employment with Interpublic and its subsidiaries. However, if the participant’s employment terminates within two years after a Change of Control, payment will be accelerated.

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NONQUALIFIED DEFERRED COMPENSATION

The following table provides information on non-qualified deferred compensation arrangements for the named executive officers as of December 31, 2012 under the CAP.

Name	Executive contributions in last FY ($)	Registrant contributions in last FY (1) ($)	Aggregate earnings in last FY (2) ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE (3) ($)

Mr. Roth	0	350,000	42,185	0	2,636,089
Mr. Mergenthaler	0	200,000	22,532	0	1,421,054
Mr. Krakowsky	0	50,000	6,144	0	382,976
Mr. Bonzani	–	–	–	–	–
Mr. Carroll	0	50,000	6,144	0	382,976

(1)

The amounts shown as “Registrant contributions in last FY” are dollar credits that were added to the named executive officer’s CAP account as of December 31, 2012 and are included in the “All Other Compensation” column for 2012 of the “Summary Compensation Table” on page 60.

(2)

No earnings on deferred amounts are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the “Summary Compensation Table” for 2012, 2011 or 2010 because the interest credits under the CAP did not constitute “above-market” or “preferential” earnings as defined by SEC rules.

(3)

The aggregate balances shown in this column include the following dollar credits that were included in the “All Other Compensation” column of the “Summary Compensation Table” for each of 2010 and 2011 on page 60:

Name	2010 ($)	2011 ($)

Mr. Roth	350,000	350,000
Mr. Mergenthaler	200,000	200,000
Mr. Krakowsky	50,000	50,000
Mr. Carroll	–	50,000

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EMPLOYMENT and CHANGE of CONTROL ARRANGEMENTS

Employment Agreements

Each of the named executive officers has an employment agreement with Interpublic. Each employment agreement includes provisions describing the named executive officer’s position and responsibilities, his salary and eligibility for incentive compensation and other benefits and perquisites. Each agreement also includes covenants pursuant to which the named executive officer agrees not to divulge confidential information of Interpublic and its subsidiaries and agrees for a period of time after termination of employment to refrain from soliciting employees of Interpublic and its subsidiaries and from soliciting or handling the business of clients of Interpublic.

Annual Bonus

Each employment agreement provides for each executive officer to receive an annual bonus target bonus, with the actual award ranging between 0% and 200% of the target depending on Interpublic financial performance, his individual performance, and management discretion.

Long-Term Incentive Awards

Each employment agreement also provides for participation in Interpublic’s performance-based long-term incentive programs. Each year’s awards may consist of stock options, restricted stock, performance-based share and cash awards or another form of incentive award at the sole discretion of the Compensation Committee.

Employment Agreement Base Salary and Incentive Compensation Information

The following table provides the annual salary, annual incentive target percentage and long-term incentive target award value for each executive officer for 2012.

Name	Salary ($)	Annual Incentive Target (%)	Long-Term Incentive Target ($)

Michael I. Roth	1,400,000	160	7,000,000
Frank Mergenthaler	1,000,000	100	2,250,00
Philippe Krakowsky	800,000	100	1,750,000
Andrew Bonzani	550,000	75	600,000
Chris Carroll	543,375	60	450,000

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Michael I. Roth Employment Agreement

Mr. Roth’s employment agreement also provides that he is entitled to (i) participate in the CAP and (ii) participate in such other employee benefits and programs as are available from time to time to other key management executives generally.

If Mr. Roth’s employment is terminated involuntarily without Cause (as defined under the heading “Severance and Change of Control Benefits” below), his employment agreement provides for salary continuation for 12 months from the date notice of his termination is provided, at the rate in effect before his termination. If Mr. Roth obtains alternative employment before the end of the severance period, the amount of his severance pay will be reduced (but not below zero) by the amount of the non-contingent compensation payable to Mr. Roth in connection with his new employment for service before the end of the severance period. After an involuntary termination without Cause, Mr. Roth will also be eligible to receive (i) cash payments to subsidize the cost of medical, dental, and vision benefits at active employee rates until the end of the severance period and a subsequent COBRA period, and (ii) a cash payment equal to the amount of matching contributions that Interpublic would have contributed on his behalf to the Interpublic Savings Plan if he had continued participating in that plan until the end of the severance period. The subsidy for medical, dental and vision benefits would end if Mr. Roth accepts employment with another employer offering similar benefits. Mr. Roth may terminate his employment at any time by giving notice to Interpublic at least three months in advance.

Frank Mergenthaler Employment Agreement

Mr. Mergenthaler’s employment agreement also provides that he is entitled to (i) participate in the CAP, with a current annual dollar credit of $200,000, and (ii) participate in such other employee benefits and programs as are available from time to time to other key management executives generally.

In the event of a Qualifying Termination of Mr. Mergenthaler’s employment, his employment agreement provides for a lump-sum payment equal to the sum of (i) one year’s base salary at the rate in effect before his termination, (ii) his target bonus for the year of termination, plus (iii) a pro-rated portion of his target bonus for the year in which the termination occurs and (iv) any other awards and benefits to which he is entitled in accordance with their terms. In addition, if Mr. Mergenthaler or any of his dependents elects continuation health coverage under COBRA, his employment agreement provides for a lump sum payment equal to the sum of the premiums for the first year of such COBRA coverage. Mr. Mergenthaler may terminate his employment at any time by giving notice to Interpublic at least six months in advance.

Philippe Krakowsky Employment Agreement

Mr. Krakowsky’s employment agreement also provides that he is entitled to (i) participate in Interpublic’s Capital Accumulation Plan, with an annual dollar credit of $50,000 and (ii) participate in such other employee benefits and programs as are available from time to time to other key management executives generally.

If Mr. Krakowsky’s employment is terminated involuntarily without Cause, his employment agreement provides for salary continuation for 12 months from the date notice of his termination is provided, at the rate in effect before his termination; provided that if Mr. Krakowsky obtains alternative employment before the end of the severance period, the amount of his severance pay will be reduced (but not below zero) by the amount of the non-contingent compensation payable to Mr. Krakowsky in connection with his new employment for service before the end of the severance period.

Mr. Krakowsky is also eligible to receive a bonus for the year in which his employment is terminated. After an involuntary termination, Mr. Krakowsky would also be eligible to receive: (i) continued vesting of all restricted stock and options until the end of the severance period, (ii) cash payments to subsidize the cost of medical, dental, and vision benefits at active employee rates until the end of the severance period and a subsequent COBRA period, (iii) a cash payment equal to the amount of matching contributions that Interpublic would have contributed on his behalf to the Interpublic Savings Plan if he had continued participating in that plan until the end of

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the severance period and (iv) a cash payment in lieu of continued life insurance for 12 months from the notice date. The subsidy for medical, dental and vision benefits would end if Mr. Krakowsky accepts employment with another employer offering similar benefits. Mr. Krakowsky may terminate his employment at any time by giving notice to Interpublic at least six months in advance.

Andrew Bonzani Employment Agreement

Mr. Bonzani’s employment agreement also provides for a special payment of $850,000 as compensation for long-term incentive awards that he forfeited upon leaving his previous employer. This amount was paid in two parts: (i) a $425,000 bonus payment in February 2012 and (2) a restricted cash award in the amount of $425,000 that vested on September 30, 2012.

In addition, he is entitled to participate in such other employee benefits and programs as are available from time to time to other key management executives generally.

In the event of a Qualifying Termination, his employment agreement provides for severance pay under the Executive Severance Plan (described below), with a salary continuation period of 18 months.

Christopher Carroll Employment Agreement

Mr. Carroll’s employment agreement also provides that he is entitled to participate in (i) Interpublic’s Capital Accumulation Plan, with an annual dollar credit of $50,000, and (ii) such other employee benefits and programs as are available from time to time to other key management executives generally.

If Mr. Carroll’s employment is terminated involuntarily without Cause, his employment agreement provides for (i) salary continuation, at the rate in effect before his termination, for 12 months from when notice of his termination is provided and (ii) lump sum payment of his target bonus for the year of termination. After his termination date, Mr. Carroll will be eligible to receive (i) cash payments to subsidize the cost of medical, dental, and vision benefits at active employee rates until the end of the severance period and a subsequent COBRA period, and (ii) a cash payment equal to the amount of matching contributions that Interpublic would have contributed on his behalf to the Interpublic Savings Plan if he had continued participating in that plan until the end of the severance period. Mr. Carroll may terminate his employment at any time by giving notice to Interpublic at least six-months in advance.

Executive Severance Plan

Under the Interpublic Executive Severance Plan (“ESP”), certain senior management employees, including the named executive officers, are entitled to receive severance and other welfare benefits, in the event of a Qualifying Termination. In general, the ESP provides for salary continuation, at the executive’s base salary rate in effect for the year of termination, for a specified number of months, which varies generally according to the seniority of the executive. If the executive’s Qualifying Termination occurs within two years after a Change of Control, severance is payable in a lump sum, rather than over the severance period.

Under the ESP the named executive officers are entitled to the following salary continuation periods:

Name	Salary Continuation Period

Michael I. Roth	24 months
Frank Mergenthaler	18 months
Philippe Krakowsky	18 months
Andrew Bonzani	18 months
Chris Carroll	12 months

The ESP also provides for cash payments in lieu of continued medical, dental and vision benefits at active employee rates for the salary continuation period, followed by a COBRA period.

Benefits under the ESP are not in addition to severance benefits under individual employment agreements. Rather, severance benefits that are paid under individual employment agreements are credited against amounts payable under the ESP.

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The ESP requires the executive to agree to certain post-termination covenants which, if violated, would result in the forfeiture of the executive’s future severance payments and benefits. Benefits under the ESP are also conditioned on the executive executing a mutual release.

Change of Control Agreements

Each named executive officer has entered into a change of control agreement with Interpublic that provides for severance and other benefits in the event of a Qualifying Termination within two years after a Change of Control. These benefits are instead of, and not in addition to, the benefits the executive otherwise would be entitled to receive under the executive’s employment agreement and the ESP.

Each of these change of control agreements provides for a lump-sum severance payment equal to a specified multiple of the executive’s base salary plus his target bonus. For purposes of this calculation, salary and target bonus are each determined based on the rate in effect for the executive for the year of the Change of Control or for the year of the Qualifying Termination, whichever is greater.

The multiple applied and the corresponding months of service under the change of control agreements are:

Name	Multiple	Months of Severance

Michael I. Roth	3	36
Frank Mergenthaler	2	24
Philippe Krakowsky	2	24
Andrew Bonzani	2	24
Chris Carroll	2	24

In addition, under the agreement the named executive officer’s benefit under the CAP will be subject to the following adjustments: (i) annual dollar credits will be added for his severance period as if his severance were paid in semi-monthly installments over his severance period (rather than in a lump sum); (ii) he will receive a prorated annual dollar credit for the year in which the severance period expires, and (iii) in addition to the interest credits added under the terms of the CAP each December 31st, the executive will receive a pro-rated interest credit for the year in which the severance period expires, at the rate applied under CAP for the year in which the executive’s CAP balance is paid.

The agreement also provides that, if the named executive officer is a participant in the SERIP, the vested percentage of his SERIP benefit will be determined as if his severance were paid in monthly installments over his severance period (rather than in a lump sum).

Each agreement also provides for cash payments to subsidize the cost of medical, dental and vision benefits during the months for which severance is provided, in lieu of the benefit subsidies otherwise payable under the executive’s employment agreement and the ESP.

Each agreement requires the executive to agree to certain post-termination covenants, which restrict solicitation of employees and clients, and if violated, would result in the forfeiture of the executive’s severance payments and benefit.

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SEVERANCE AND CHANGE OF CONTROL BENEFITS

The preceding narrative describes the severance and other benefits to which the named executive officers may be entitled under the various agreements, plans and arrangements in connection with or following a termination of the executive’s employment. Below is a table that quantifies the benefits that each named executive officer would have received had his employment terminated as of December 31, 2012 under the following circumstances:

Triggering Event	Description

Termination for Cause or Voluntary Termination Without Good Reason

In general (subject to certain variations in each executive’s employment agreement), Interpublic would have “Cause” to terminate an executive’s employment if the executive (a) materially breaches a provision in his employment agreement and fails to cure such breach within a 15-day period; (b) misappropriates funds or property of Interpublic; (c) attempts to secure any personal profit related to the business of Interpublic without proper prior written approval; (d) engages in fraud, material dishonesty, gross negligence, gross malfeasance or insubordination, or willful (i) failure to follow Interpublic’s Code of Conduct or (ii) misconduct in the performance of his duties, excluding, in either case, acts taken in good faith that do not cause material harm to Interpublic; (e) refuses or fails to attempt in good faith to perform his duties as an employee or to follow a reasonable good-faith direction of the Board of Directors or the person to whom the executive reports directly if such refusal or failure is not cured within a 15-day period; (f) has committed or is formally charged or indicted for a felony or a crime involving dishonesty, fraud or moral turpitude or (g) engages in conduct that is clearly prohibited by the policy of Interpublic prohibiting discrimination or harassment based on age, gender, race, religion, disability, national origin or any other protected category.

In general, an executive would have “Good Reason” to terminate his employment if Interpublic, without the executive’s consent, (a) materially reduces the executive’s base salary; (b) materially diminishes the authority, duties or responsibilities of the executive or the supervisor to whom the executive is required to report; (c) materially diminishes the budget over which the executive has authority; (d) requires the executive to relocate to an office more than 50 miles outside the city in which he is principally based or (e) materially breaches an employment agreement with the executive. Before resigning for Good Reason, the executive generally must give Interpublic notice and an opportunity to cure the adverse action.

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Triggering Event	Description

Qualifying Termination	An involuntary termination of the executive’s employment without Cause or a resignation by the executive for Good Reason.
Change of Control

In general, a Change of Control will be deemed to have occurred if: (i) any person, other than Interpublic or any of its subsidiaries, becomes the beneficial owner of more than 50% of the combined voting power of Interpublic’s then outstanding voting securities; (ii) any person, other than Interpublic or any of its subsidiaries, acquires (during a 12-month period) ownership of 30% or more of the combined voting power of Interpublic’s then-outstanding voting securities; (iii) any person acquires 40% or more of Interpublic’s assets (determined based on gross fair market value) or (iv) during any 12-month period, a majority of the members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of their appointment or election.

Amounts shown in the table under the heading Change of Control are paid upon a Change of Control, without regard to whether the executive’s employment is terminated.
Qualifying Termination following a Change of Control	A Qualifying Termination of an executive employment within two years after a Change of Control.
Death or Disability	Disability is determined in accordance with our policies and procedures based on the facts and circumstances presented.

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KEYS TO TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL PAYMENTS

Payment	Description

Severance

The severance amount shown as payable to each of the named executive officers in the event of a Qualifying Termination, other than following a Change of Control, is provided for under the terms of the executive’s employment agreement as supplemented by the terms of ESP, except that for Messrs. Roth, Krakowsky and Carroll, severance benefits following a resignation for Good Reason are payable exclusively under the ESP.

In the event of a Qualifying Termination following a Change of Control, the severance amount shown for each of the named executive officers is provided for under the terms of the executive’s Change of Control Agreement.

Bonus

Mr. Mergenthaler’s employment agreement provides for a bonus payment in the event of a Qualifying Termination, other than following a Change of Control.

Mr. Carroll’s employment agreement provides for a bonus payment only in the event of an involuntary termination without Cause (and not in the event of resignation for Good Reason), other than following a Change of Control.

Mr. Krakowsky’s employment agreement provides that he is eligible for consideration for a bonus if Interpublic terminates his employment without Cause, other than following a Change of Control, but does not provide for a bonus payment if he resigns for Good Reason.

In the event of a Change of Control, each named executive officer is entitled to a bonus payment under the 2009 PIP at the executive’s target level (without regard to whether his employment terminates).

In the event of a termination of employment due to death or disability, the bonus amount shown for each of the named executive officers is payable under the 2009 PIP, which provides that award is pro-rated based on the time elapsed and the performance-level achieved. In the case of death, achievement of the performance objectives is determined based on actual performance through the date of death and estimated performance for the rest of the performance period. In the case of disability, achievement is measured based on actual performance through the end of the performance period.

Long-term Incentives	Under the 2009 PIP:
	•	In the event of termination due to death or disability:
		•	Restricted stock vests on a pro-rata basis; and
•

Performance shares and performance cash vest on a pro-rata basis based on the time elapsed and the performance level achieved, unless employment terminates within 12 months of the grant date (in which case the entire award is forfeited). In the case of death, achievement of the performance objectives is determined based on actual performance through the date of death and estimated performance for the rest of the performance period. In the case of disability, achievement is measured based on actual performance through the end of the performance period.

		•	Stock options:
			•	Fully vest in the event of death; and
			•	Vest on a pro-rata basis in the event of disability, unless employment terminates within 12 months of the grant date (in which case the entire grant is forfeited)

Executive Compensation continued

Payment			Description

	•	In the event of a Change of Control (whether or not accompanied by a termination of the executive’s employment):
		•	Stock options and restricted stock fully vest; and
		•	Performance shares and performance cash fully vest at the target performance level.

Mr. Krakowsky’s employment agreement provides that if his employment is terminated involuntarily without cause (but not in the event of resignation for good reason), his restricted stock and options will continue to vest during his severance period.

Notwithstanding the foregoing, the Compensation & Leadership Talent Committee has discretion to accelerate vesting of any award granted under the 2009 PIP, if the named executive officer’s employment terminates at least 12 months after the date of grant.

Pension/Deferred Compensation

The amounts shown as payable under the CAP in the event of (i) a termination of employment for Cause or a voluntary termination without Good Reason or (ii) death or disability reflect the account balance as of December 31, 2012.

The amounts shown as payable under the SERIP in these events reflect the sum of the 15 annual payments that would be due starting at age 60 (or 2 years after termination, if later) as of December 31, 2012. The amounts shown as payable under the CAP and SERIP in the event of a Qualifying Termination or a Qualifying Termination following a Change of Control reflect the total amounts payable after applying the additional credits and vesting through the applicable severance period. In the event of a termination within 2 years after a Change of Control, (i) the amount shown for the SERIP will be paid in a lump sum at the then vested value of the future payments and (ii) the amount shown for the CAP will be paid out in a lump sum.

The amounts shown as payable under Mr. Krakowsky’s ESBA, other than in the event of death, reflect amounts accrued as of December 31, 2012, which would be paid in annual installments of $50,000 per year. In the event of termination due to death, Mr. Krakowsky would receive 15 annual payments of $245,000 each.

Welfare Benefits

The medical, dental and benefits shown as payable upon a Qualifying Termination, other than following a Change of Control, are generally provided under the executive’s employment agreement and the ESP.

The medical, dental and vision benefits shown as payable in the event of a Qualifying Termination following a Change of Control are provided under the executive’s Change of Control Agreement.

Messrs. Roth’s, Mergenthaler’s, and Krakowsky’s 401(k) benefit, and Mr. Krakowsky’s life insurance premium benefit, are provided under their respective employment agreements.

Executive Compensation continued

ESTIMATED TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL PAYMENTS

The following table shows the total amounts each named executive officer would be entitled to receive in connection with the triggering events listed in the table.

Name		Termination for Cause or Voluntary Termination Without Good Reason ($)	Qualifying Termination ($)		Death ($)	Disability ($)	Qualifying Termination following a Change of Control (6)(7) ($)

Mr. Roth	Severance	0	2,800,000		0	0	10,920,000
	Bonus	0	0		2,100,000	2,100,000	2,240,000
Long Term Incentive:	Stock Options(4)	0	0		1,912,761	954,600	1,912,761
	Restricted Stock	0	0		1,992,287	1,992,287	2,173,562
	Performance Shares	0	0		1,140,847	1,140,847	1,987,886
	Performance Cash	0	0		3,712,782	3,712,782	6,333,335
Benefits:	Med/Dental/Vision	0	36,712		0	0	55,068
	401 (k) Match	0	8,999		0	0	8,999
Pension(1) Def Comp(3)
Mr. Mergenthaler	Severance	0	1,500,000		0	0	3,800,000
	Annual Bonus	0	1,800,000		1,009,662	1,009,662	900,000
Long Term Incentive:	Stock Options	0	0		0	0	0
	Restricted Stock	0	0		398,451	398,451	434,705
	Performance Shares	0	0		327,531	327,531	1,273,163
	Performance Cash	0	0		2,231,787	2,231,787	3,984,300
Benefits:	Med/Dental/Vision	0	37,945		0	0	50,591
	401 (k) Match	0	8,999		0	0	8,999
Def Comp(3)
Mr. Krakowsky	Severance	0	1,125,000		0	0	3,000,000
	Annual Bonus	0	750,000		838,257	838,257	750,000
Long Term Incentive:	Stock Options	0	0		0	0	0
	Restricted Stock	0	326,026	(5)	298,836	298,836	326,026
	Performance Shares	0	0		329,450	329,450	931,862
	Performance Cash	0	0		1,986,920	1,986,920	2,866,667
Benefits:	Med/Dental/Vision	0	37,945		0	0	50,592
	401 (k) Match	0	8,999		0	0	8,999
	Life Insurance	0	1,300		0	0	1,300
Pension(2) Def Comp(3)

Executive Compensation continued

Name (cont.)		Termination for Cause or Voluntary Termination Without Good Reason ($)	Qualifying Termination ($)	Death ($)	Disability ($)	Qualifying Termination following a Change of Control (6)(7) ($)

Mr. Bonzani	Severance	0	825,000	0	0	1,925,000
	Annual Bonus	0	0	400,000	400,000	412,500
Long-Term Incentive:	Stock Options	0	0	0	0	0
	Restricted Stock	0	0	0	0	0
	Performance Shares	0	0	40,470	40,470	188,045
	Performance Cash	0	0	86,087	86,087	400,000
Benefits:	Med/Dental/Vision	0	30,546	0	0	40,728
	401 (k) Match	0	4,813	0	0	4,813
Mr. Carroll	Severance	0	543,375	0	0	0
	Annual Bonus	0	326,025	350,000	350,000	326,025
Long-Term Incentive:	Stock Options(4)	0	0	419,250	393,046	419,250
	Restricted Stock	0	0	140,725	140,725	153,529
	Performance Shares	0	0	78,091	78,091	237,353
	Performance Cash	0	0	652,794	652,794	966,667
Benefits:	Med/Dental/Vision	0	28,558	0	0	50,592
	401 (k) Match	0	8,999	0	0	8,999
Def Comp(3)

(1)	The payment Mr. Roth is entitled to receive under the SERIP is described in detail on page 73, under the heading “Pension Benefits — The Interpublic Senior Executive Retirement Income Plan”.

(2)	The payment Mr. Krakowsky is entitled to receive under his ESBA is described in detail on page 73, under the heading “Pension Benefits — Executive Special Benefit Agreement”.

(3)

The payments each named executive officer is entitled to receive under the CAP, other than Mr. Bonzani who is not a participant under the CAP, is set forth on page 76 in the Non-Qualified Deferred Compensation table under the column heading “Aggregate Balance FYE”

Each of the named executive officers shall be entitled to the following additional amounts under the CAP in the event such named executive officer is terminated pursuant to either (i) a Qualifying Termination or (ii) a Qualifying Termination following a Change of Control.

Name	Qualifying Termination in Control ($)	Qualifying Termination following a Change in Control ($)

Mr. Roth	806,628	1,221,351
Mr. Mergenthaler	242,204	457,693
Mr. Krakowsky	61,337	115,475
Mr. Carroll	61,337	115,475

Executive Compensation continued

(4)

Represents the aggregate amount of the difference between the closing price of the Common Stock on the last business day of 2012 ($11.02) and exercise price of all unvested stock options having an exercise price that is less than $11.02 (the “In-the-Money Value”).

(5)	Represents pro-rata vesting of restricted stock for Mr. Krakowsky as provided under his employment agreement.

(6)	Some benefit payments shown in the table below may be reduced if necessary to avoid adverse tax consequences to the executive under Section 280G of the Internal Revenue Code.

(7)

The payments shown in this column under “Bonus” and “Long-Term Incentive” would be paid to the executive in the event of a Change of Control regardless of whether the executive’s employment is terminated.

Executive Compensation continued

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Outstanding Shares and Ownership of

Common Stock

Outstanding Shares

The outstanding capital stock of Interpublic at the close of business on March 27, 2013, the record date for the Annual Meeting consisted of 430,300,534 shares of Common Stock, and 221,474 shares of 5.25% Series B Cumulative Convertible Perpetual Preferred Stock (the “Series B Preferred Stock”). Only the holders of Common Stock are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter that is submitted to a vote of shareholders at the meeting.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information concerning direct and indirect beneficial ownership of Common Stock as of December 31, 2012 by persons known to Interpublic to have beneficial ownership of more than 5% of the Common Stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock(1)	Percent of Class

BlackRock, Inc.(2) 40 East 52nd Street New York, NY 10022	26,592,408	6.16%
The Vanguard Group, Inc.(3) 100 Vanguard Blvd. Malvern, PA 19355	25,478,036	5.90%
The Bank of New York Mellon Corporation(4) One Wall Street, 31st Floor New York, NY 10286	24,330,374	5.64%

(1)

The rules of the SEC deem a person to be the beneficial owner of a security (for purposes of proxy statement disclosure) if that person has or shares either or both voting or dispositive power with respect to such security. Additionally, a security is deemed to be beneficially owned by a person who has the right to acquire beneficial ownership of the security within 60 days, for example through the conversion of notes or preferred stock.

(2)

This disclosure is based on a Schedule 13G filed by BlackRock, Inc. with the SEC on February 4, 2013, in which it reported that it is a holding company of a group of investment management companies that in the aggregate have sole voting power with respect to 26,592,408 shares of Common Stock and sole dispositive power with respect to 26,592,408 shares of Common Stock.

(3)

This disclosure is based on an amendment No. 2 to a Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 7, 2013, in which Vanguard reported that it is an investment manager that has sole voting power with respect to 652,307 shares of Common Stock, sole dispositive power with respect to 24,522,778 shares of Common Stock and shared dispositive power with respect to 652,307.

(4)

This disclosure is based on a Schedule 13G filed by The Bank of New York Mellon Corporation with the SEC on January 30, 2013, in which it reported that it is a holding company of a group of banks and investment advisors that in the aggregate have sole voting power with respect to 19,729,761 shares, shared voting power with respect to 1,174,536 shares of Common Stock, sole dispositive power with respect to 23,595,056 shares of Common Stock and shared dispositive power with respect to 193,554 shares of Common Stock.

Outstanding Shares and Ownership of

Common Stock continued

SHARE OWNERSHIP OF MANAGEMENT

The following table sets forth information concerning the direct and indirect beneficial ownership of the Common Stock as of April 2, 2013 by each director, each nominee for election as a director, each executive officer named in the Summary Compensation Table below, and all directors and executive officers of Interpublic as a group:

Name of Beneficial Owner	Common Stock Ownership(1)(#)	Options Excerciseable Within 60 Days(#)	Total* (#)

Andrew Bonzani	4,293	0	4,293
Christopher Carroll	44,897	190,306	235,203
Jocelyn Carter-Miller	44,126	0	44,126
Jill M. Considine	78,194	2,000	80,194
Richard A. Goldstein(2)	86,225	2,000	88,225
H. John Greeniaus	220,661	2,000	222,661
Mary J. Steele Guilfoile	53,525	0	53,525
Dawn Hudson	9,514	0	9,514
William T. Kerr	94,774	0	94,774
Philippe Krakowsky	240,498	222,623	463,121
Frank Mergenthaler	464,434	504,484	968,918
Michael I. Roth	954,336	3,454,443	4,408,779
David M. Thomas	66,894	0	66,894
All directors and executive officers as a group (14 persons)	2,369,796	4,395,856	6,747,652

*

No individual identified in the table had beneficial ownership of more than 1% of the outstanding shares of Common Stock. Interpublic’s directors and executive officers as a group had beneficial ownership of 1.56% of the outstanding shares of Common Stock. For the purpose of computing the percentage for each individual and directors and executive officers as a group, in accordance with SEC rules, the shares of Common Stock issuable upon the exercise of stock options are treated as outstanding.

Outstanding Shares and Ownership of

Common Stock continued

(1)

The rules of the SEC deem a person to be the beneficial owner of a security (for purposes of proxy statement disclosure) if that person has or shares either or both voting or dispositive power with respect to such security.

Additionally, a security is deemed to be beneficially owned by a person who has the right to acquire beneficial ownership thereof within 60 days, for example through the exercise of a stock option. Common Stock ownership set forth in this table includes unvested shares of restricted stock awarded under the 2009 Performance Incentive Plan and the Interpublic Non-Management Directors’ Stock Incentive Plan due to the right of the persons identified to exercise voting power with respect to the shares. Except as otherwise indicated, each person has sole voting and sole dispositive power over the shares indicated as beneficially owned.

(2)	Includes for Mr. Goldstein 10,200 shares owned by his spouse in a trust.

No executive officer or director of Interpublic is a beneficial owner of any shares of the Series B Preferred Stock.

No executive officer or director of Interpublic has pledged any shares of Common Stock as security.

Outstanding Shares and Ownership of

Common Stock continued

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Interpublic’s directors and executive officers and persons who beneficially own more than 10 percent of any class of its equity securities to file with the SEC an initial report of beneficial ownership and subsequent reports of changes in beneficial ownership of Interpublic’s equity securities.

Based solely on our review of the copies of such reports furnished to us by the Company’s directors and executive officer for the year ended December 31, 2012, and on the written representations made by such persons that no other reports were required, we believe that each of Interpublic’s directors and executive officers timely filed all required reports, except as follows:

On February 28, 2012, Mr. Roth received a stock option award. His Form 4 was filed with the SEC on June 8, 2012, after the filing was due.

On August 3, 2012, Mr. Carroll sold 36,904 shares of Common Stock in a series of transactions. His Form 4 with respect to 30,000 of the shares was filed with the SEC four business days after the date the filing was due.

Interpublic is not aware of any person or entity that is the beneficial owner of more than 10% of any class of its equity securities.

INFORMATION FOR SHAREHOLDERS THAT HOLD INTERPUBLIC COMMON STOCK THROUGH A BANK OR BROKER.

Under SEC rules, brokers and banks that hold stock for the account of their customers are permitted to elect to deliver a single Annual Report and Proxy Statement (as well as other shareholder communications from the issuer) to two or more shareholders that share the same address. If you and other residents at your mailing address own shares of Common Stock through a broker or bank, you may have received a notice notifying you that your household will be sent only one copy of Interpublic’s proxy materials. If you did not notify your broker or bank of your objection, you may have been deemed to have consented to the arrangement. If you determine that you would prefer in the future to receive a separate copy of Interpublic’s Annual Reports and Proxy Statements, you may revoke your consent at any time by notifying Interpublic by letter addressed to The Interpublic Group of Companies, Inc., 1114 Avenue of the Americas, New York, NY 10036, Attention: Secretary or by calling Corporate Communications at (212) 704 1200. Your notification should include the name of your brokerage firm or bank and your account number. If your household received only single copy of the 2012 Annual Report or this Proxy Statement and you would like to receive a separate copy, please contact Interpublic at the above address or telephone number.

If you hold your shares of Common Stock through a broker or bank and are receiving multiple copies of our Annual Reports and Proxy Statements at your address and would like to receive only one copy for your household, please contact your broker or bank.

Outstanding Shares and Ownership of

Common Stock continued

INFORMATION FOR PARTICIPANTS IN THE INTERPUBLIC GROUP OF COMPANIES, INC. SAVINGS PLAN.

Participants in The Interpublic Group of Companies, Inc., Savings Plan (the “Plan”) may vote the number of shares of Common Stock equivalent to the interest in Common Stock credited to their accounts under the Plan as of the record date. Participants may vote by instructions given to JPMorgan Chase Bank, N.A. (“JPMorgan”), the trustee of the Plan, pursuant to the proxy card being mailed with this Proxy Statement to Plan participants. JPMorgan will vote shares in accordance with duly executed instructions if received on or before May 22, 2013. If JPMorgan does not receive timely instructions, the shares of Common Stock equivalent to the interest in Interpublic’s Common Stock credited to that participant’s account, will not be voted by JPMorgan. JPMorgan will vote any shares of Common Stock held by the Plan that are not specifically allocated to any individual Plan participant (known as the suspense account) in the same proportion that JPMorgan votes the Common Stock for which it receives timely instructions.

The Board of Directors is not aware of any other matters which may be brought before the meeting. If other matters not now known come before the meeting, the persons named in the accompanying form of proxy or their substitutes will vote such proxy in accordance with their best judgment.

By Order of the Board of Directors,
Andrew Bonzani
Senior Vice President, General Counsel and Secretary

April 12, 2013

IPG

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 23, 2013.

Vote by Internet

Go to www.envisionreports.com/IPG

Or scan the QR code with your smartphone

Follow the steps outlined on the secure website

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL DIRECTOR NOMINEES, FOR PROPOSALS 2 AND 3, AND AGAINST PROPOSALS 4 AND 5.

1. Election of Directors:

For

Against

Abstain

For

Against

Abstain

For

Against

Abstain

1.1 - Jocelyn Carter-Miller

1.2 - Jill M. Considine

1.3 - Richard A. Goldstein

1.4 - Mary J. Steele Guilfoile

1.5 - H. John Greeniaus

1.6 - Dawn Hudson

1.7 - William T. Kerr

1.8 - Michael I. Roth

1.9 - David M. Thomas

For

Against

Abstain

For

Against

Abstain

2. Confirm the appointment of PricewaterhouseCoopers LLP as Interpublic’s independent registered public accounting firm for 2013

3. Advisory vote to approve named executive officer compensation

4. Shareholder Proposal entitled “Annual Disclosure of EEO-1 Data”

5. Shareholder Proposal entitled “Limit Accelerated Executive Pay”

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

NOTE: Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such..

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

9 4 D M

+

01MIIE

THE INTERPUBLIC GROUP OF COMPANIES, INC.

ANNUAL MEETING OF SHAREHOLDERS

May 23, 2013

9:30 A.M.

McGRAW-HILL BUILDING

1221 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK

You can view the Annual Report and Proxy Statement on the Internet at http://www.envisionreports.com/IPG

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

IPG

Proxy — THE INTERPUBLIC GROUP OF COMPANIES, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR ANNUAL MEETING OF SHAREHOLDERS, May 23, 2013

The undersigned hereby constitutes and appoints Michael I. Roth, Frank Mergenthaler and Andrew Bonzani, and each of them, his true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of THE INTERPUBLIC GROUP OF COMPANIES, INC. to be held in the McGraw-Hill Building, 1221 Avenue of the Americas, New York, New York, on Thursday, May 23, 2013 at 9:30 A.M. Eastern Time, and at any adjournments thereof, on all matters to come before the meeting. If you are a participant in The Interpublic Group of Companies, Inc. Savings Plan (the “Plan”), this card also constitutes voting instructions by the undersigned to JPMorgan Chase Bank, N.A. (“JPMorgan”), the trustee of the trust maintained under the Plan, for all shares held of record by JPMorgan as to which the undersigned is entitled to direct the voting. Any shares for which voting instructions are not timely received, will not be voted by JPMorgan. JPMorgan will vote any unallocated shares held under the Plan in the same proportion as it votes shares for which timely instructions are received.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF EACH OF THE DIRECTOR NOMINEES, FOR PROPOSALS 2 AND 3, AGAINST PROPOSALS 4 AND 5 AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER AS MAY PROPERLY COME BEFORE THE MEETING.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. HOWEVER, THE PROXY HOLDERS CANNOT VOTE YOUR SHARES UNLESS YOU SIGN, DATE AND RETURN THIS CARD.

(Continued, and to be marked, dated and signed, on the other side)